UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☑

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☑	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to § 240.14a-12.

CERES GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001 per share, of Ceres Group, Inc. (“Ceres common stock”)

(2)	Aggregate number of securities to which transaction applies:
33,320,200 shares of Ceres common stock
635,999 options to purchase shares of Ceres common stock with exercise prices below $6.13
1,237,810 options to purchase shares of Ceres common stock with exercise prices above $6.13

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 33,320,200 shares of Ceres common stock multiplied by the merger consideration of $6.13 per share, plus (B) $1,043,830 expected to be paid upon cancellation of outstanding options. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:
$205,296,656

(5)	Total fee paid:
$21,967

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

17800 Royalton Road Cleveland, OH 44136-5197

June 27, 2006

To the Stockholders of Ceres Group, Inc.:

You are cordially invited to attend a special meeting of stockholders of Ceres Group, Inc. to be held on August 4, 2006, at 10:00 a.m., local time, at the company’s headquarters, 17800 Royalton Road, Cleveland, Ohio 44136.

On May 1, 2006, we entered into a merger agreement providing for the acquisition of Ceres by Great American Financial Resources, Inc., a Delaware corporation. If this merger is completed, you will be entitled to receive $6.13 in cash for each share of Ceres common stock you own. At the special meeting, you will be asked to approve the merger agreement.

The board of directors has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and such transactions are advisable to, fair to, and in the best interests of, the holders of our common stock. Our board of directors unanimously recommends that Ceres stockholders vote “FOR” the approval of the merger agreement. The recommendation of the board of directors is based, in part, upon the unanimous recommendation of the special committee of the board of directors consisting of three of our directors. The special committee was established to review, evaluate and, as appropriate, negotiate a possible transaction relating to the sale of Ceres.

The accompanying proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire proxy statement carefully. The affirmative vote of a majority of the shares of our common stock outstanding on the record date is required to approve the merger agreement.

Your vote is important to us. Whether or not you plan to attend the special meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the special meeting even if you have returned a proxy card.

On behalf of the board of directors and management of Ceres Group, Inc., we would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Thomas J. Kilian
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement, dated June 27, 2006, is first being mailed to stockholders on or about June 28, 2006.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 4, 2006

Notice is hereby given that a special meeting of stockholders of Ceres Group, Inc., a Delaware corporation, will be held at the company’s headquarters, 17800 Royalton Road, Cleveland, Ohio 44136 on August 4, 2006 at 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 1, 2006, by and among Great American Financial Resources, Inc., Project Garden Acquisition Inc. and Ceres, which provides for the merger of Project Garden Acquisition Inc., a wholly-owned subsidiary of Great American Financial Resources, Inc., with and into Ceres, with Ceres continuing as the surviving corporation, and the conversion of each outstanding share of common stock of Ceres (other than shares held as treasury shares or by any subsidiary of Ceres, by Great American Financial Resources, Inc., or by Project Garden Acquisition Inc.) into the right to receive $6.13 in cash.

2. To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

3. To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Stockholders of record at the close of business on June 16, 2006 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement carefully.

We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all stockholders execute, date and return the proxy using the enclosed envelope to which no postage need be affixed if mailed in the United States.

By Order of the Board of Directors,

Kathleen L. Mesel
Corporate Secretary

June 27, 2006

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

PLEASE DO NOT SEND YOUR CERES COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE 13 OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

Proxy Statement

Appendix A:	Agreement and Plan of Merger, dated as of May 1, 2006, as amended, by and among Great American Financial Resources, Inc., Project Garden Acquisition Inc. and Ceres Group, Inc.	A-1
Appendix B:	Opinion of UBS Securities LLC, dated May 1, 2006	B-1
Appendix C:	Opinion of Cochran Caronia Waller LLC, dated May 1, 2006	C-1
Appendix D:	Section 262 of the Delaware General Corporation Law	D-1

ii

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the most material terms of the transaction detailed in this proxy statement but might not contain all of the information that is important to you. You are urged to read carefully this proxy statement, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page 53.

In this proxy statement, the terms “we,” “us,” “our,” “Ceres” and the “company” refer to Ceres Group, Inc. and, where appropriate, its subsidiaries. We refer to:

•	Great American Financial Resources, Inc. as “GAFRI”;

•	Project Garden Acquisition Inc. as “Garden Acquisition”;

•	UBS Securities LLC as “UBS”; and

•	Cochran Caronia Waller LLC as “CCW.”

•	The Proposed Transaction (Page 36)

The proposed transaction is the acquisition of Ceres by GAFRI, a Delaware corporation, pursuant to the merger agreement, dated May 1, 2006 and amended May 15, 2006, by and among Ceres, GAFRI and Garden Acquisition. We refer to that merger agreement, as amended, as the “merger agreement.” The acquisition will be effected by the merger of Garden Acquisition, a wholly-owned subsidiary of GAFRI, with and into Ceres, with Ceres being the surviving corporation in the merger as a wholly-owned subsidiary of GAFRI. We refer to that merger as the “merger.” The parties currently expect to complete the merger in Ceres’ third fiscal quarter of 2006.

•	Parties Involved in the Proposed Transaction (Page 10)

•	Ceres is a Delaware corporation and provides a wide array of health and life insurance products through two primary business segments. Ceres’ Medical Segment includes major medical health insurance for individuals, families, associations and small businesses. Its Senior Segment includes senior health, life and annuity products for Americans age 55 and over.

•	GAFRI is a Cincinnati-based insurance holding company with $12 billion in assets. GAFRI’s subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company (headquartered in Austin, Texas) and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

•	Garden Acquisition is a newly-formed Delaware corporation and a wholly-owned subsidiary of GAFRI. GAFRI formed Garden Acquisition for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement.

•	Ceres Will Hold a Special Meeting of its Stockholders to Consider Approval of the Merger Agreement and the Meeting Adjournment Proposal (Page 11)

Date, Time and Place (Page 11).  The special meeting will be held on August 4, 2006 at 10:00 a.m., local time, at the company’s headquarters, 17800 Royalton Road, Cleveland, Ohio 44136.

Purpose (Page 11).  At the special meeting, you will be asked to consider and vote upon proposals to:

•	approve the merger agreement which provides for the merger of Garden Acquisition with and into Ceres, with Ceres continuing as the surviving corporation in the merger, and the conversion of each outstanding share of Ceres common stock (other than shares held as treasury shares or by any subsidiary of Ceres, by GAFRI or by Garden Acquisition and shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $6.13 in cash (which we refer to in this proxy statement as the “merger consideration”);

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (we refer to this proposal in this proxy statement as the “meeting adjournment proposal”); and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Record Date and Voting (Page 11).  Only stockholders who hold shares of Ceres common stock at the close of business on June 16, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of Ceres common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 33,317,892 shares of Ceres common stock outstanding.

Vote Required (Page 12).  Approval of the merger agreement requires the affirmative vote of 16,658,947 shares of Ceres common stock, being a majority of the shares of Ceres common stock outstanding on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of stockholders holding a majority of the shares of Ceres common stock present and entitled to vote at the special meeting.

Share Ownership of Directors and Executive Officers (Page 12).  As of June 16, 2006, the record date, the directors and current executive officers of Ceres beneficially owned and are entitled to vote, in the aggregate, 394,967 shares of Ceres common stock, representing approximately 1.2% of the outstanding shares of Ceres common stock. The directors and current executive officers have informed Ceres that they intend to vote all of their shares of Ceres common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

•	Ceres Stockholders Will Receive $6.13 in Cash For Each Share of Ceres Common Stock They Own (Page 36)

Upon the completion of the merger, each issued and outstanding share of Ceres common stock, other than shares held by Ceres, its subsidiaries, GAFRI or Garden Acquisition and shares held by stockholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive $6.13 in cash.

•	How Outstanding Options Will Be Treated (Page 36)

Upon completion of the merger, certain options to acquire shares of Ceres common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option.

•	Recommendation of the Board of Directors (Page 20)

The board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of, the holders of Ceres common stock, has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the approval of the merger agreement. The foregoing actions were approved by the unanimous affirmative vote of the Ceres board of directors.

The board of directors reached its determination based on the unanimous recommendation of the special committee of the board of directors and the factors considered by the special committee in connection with its recommendation, as more fully described in this proxy statement.

•	Recommendation of the Special Committee (Page 18)

The special committee was a committee of our board of directors that was formed for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of, or business combination with, Ceres. The members of the special committee were William J. Ruh, who acted as chair, Thomas J. Kilian and James J. Ritchie.

The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of, holders of Ceres common stock and recommended to our board of directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted. After receiving such recommendation at the board meeting called to vote on the merger agreement, our board of directors disbanded the special committee.

•	Opinions of Ceres’ Financial Advisors (Page 20)

In connection with the merger, Ceres’ board of directors and special committee received separate written opinions from Ceres’ financial advisors, UBS Securities LLC and Cochran Caronia Waller LLC, as to the fairness, from a financial point of view and as of the date of such opinions, of the merger consideration provided for in the merger agreement. The written opinions of UBS and CCW, each dated May 1, 2006, are attached to this proxy statement as Appendix B and Appendix C, respectively. We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ and CCW’s opinions were provided to Ceres’ board of directors and special committee in their evaluation of the merger consideration from a financial point of view, do not address any other aspect of the merger and do not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

•	Our Directors and Executive Officers Have Interests in the Transaction that May Be Different From, or in Addition to, Interests of Ceres Stockholders Generally (Page 28)

In considering the recommendations of the special committee and our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a stockholder and that may present actual or potential conflicts of interest. These interests are described in more detail under “The Merger — Interests of Ceres Directors and Executive Officers in the Merger” beginning on page 28 and include the following:

•	Employment agreements with certain of our executive officers contain change of control provisions that will become effective at the time of the merger. These provisions will entitle an executive officer to receive severance payments upon completion of the merger or if an executive officer has a qualifying termination of employment within a certain time period following the merger. In connection therewith, GAFRI has agreed to provide each executive vice president advance notice if such person will be expected to relocate to a different city as a job requirement upon completion of the merger. Any executive vice president receiving such notice will have thirty (30) days during which to advise GAFRI whether or not he or she will relocate. Thereafter, if such executive vice president elects not to relocate, he or she will receive a one-year severance payment assuming such executive vice president faithfully performs such executive vice president’s duties through the date of termination of service.

•	Option and restricted stock awards previously granted to our directors and executive officers will vest in full upon completion of the merger and awards granted to our executive officers under certain of our incentive plans will be paid to the executives.

•	In connection with the proposed merger, the board of directors approved a bonus program permitting Ceres to pay bonuses to its executive officers upon completion of the merger in an aggregate amount not to exceed $600,000. Payments may only be made to executive officers who are employed by Ceres in such positions immediately prior to the completion of the merger.

The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that Ceres stockholders vote “FOR” the approval of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•	A Number of Conditions Must Be Satisfied or Waived to Complete the Merger (Page 46)

The obligations of Ceres, GAFRI and Garden Acquisition to complete the merger are subject to various conditions, including:

•	the approval of the merger agreement by holders of a majority of the shares of Ceres common stock outstanding on the record date;

•	the expiration or termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to in this proxy statement as the “HSR Act”), and the making of all required notices, reports and other filings with, and the receipt of all required consents, registrations, approvals, permits or authorizations from, governmental entities (including the Ohio and Nebraska Departments of Insurance) that are required in connection with the merger agreement, other than those which Ceres’ failure to make or obtain would not reasonably be expected to have a material adverse effect on Ceres or GAFRI and Garden Acquisition;

•	the absence of any law or governmental order prohibiting or disallowing the merger or any governmental proceeding seeking such an order;

•	the representations and warranties of Ceres with respect to organization, authorization and capitalization shall be true and correct in all respects with regard to any such representations containing limitations as to materiality or material adverse effect and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the effective time of the merger (or, to the extent such representations and warranties speak as of a earlier date, they need only be true and correct in all respects as of such earlier date);

•	the representations and warranties of Ceres (other than the representations and warranties referred to in the immediately preceding paragraph) shall be true and correct in all respects when made and as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to any limitations as to materiality or material adverse effect, except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have a material adverse effect on Ceres; and

•	the parties shall have performed in all material respects their agreements and covenants in the merger agreement that are required to be performed at or prior to the effective time of the merger.

See “Terms of the Merger Agreement — Conditions to the Merger” beginning on page 46.

•	Limitations on Solicitation of Competing Proposals (Page 42)

Except as described below, pursuant to the merger agreement, we have agreed not to solicit from third parties, engage in discussions or negotiations regarding or accept or enter into any agreement relating to a proposal for an alternative transaction while the merger is pending.

However, Ceres may enter into discussions or negotiations regarding, or accept or enter into any agreement relating to a proposal for an alternative transaction while the merger is pending if, at any time prior to the holding of the vote of stockholders to approve the merger agreement:

•	Ceres has received an acquisition proposal from a third party that did not result from a breach of Ceres’ obligations under the preceding paragraph; and

•	the board of directors has determined in good faith, after consultation with its independent legal and financial advisors, that such acquisition proposal could reasonably be expected to result in a superior proposal.

In such a case, the merger agreement requires Ceres to (i) provide notice to GAFRI and Garden Acquisition of the receipt of such acquisition proposal within two (2) business days after the board of directors has knowledge of the receipt of such acquisition proposal, (ii) not disclose any information to the third party making such acquisition proposal without entering into a confidentiality agreement with such third party with terms and conditions no less favorable to Ceres than the confidentiality agreement entered into by GAFRI with Ceres, but which may exclude standstill provisions, and (iii) promptly provide to GAFRI and Garden Acquisition any non-public information concerning Ceres provided to such third party, which was not previously provided to GAFRI and Garden Acquisition.

•	How the Merger Agreement May Be Terminated (Page 47)

GAFRI, Garden Acquisition and Ceres may mutually agree to terminate the merger agreement at any time upon the mutual written consent of the parties. With certain exceptions, any of GAFRI, Garden Acquisition or Ceres may also terminate the merger agreement at any time if:

•	the merger has not occurred on or before December 31, 2006;

•	any governmental entity issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, which order or other action becomes final and nonappealable; or

•	stockholder approval is not obtained.

GAFRI and Garden Acquisition may also terminate the merger agreement at any time if, with certain exceptions:

•	our board of directors withdraws, qualifies or modifies its recommendation that the holders of shares of Ceres common stock vote for the approval of the merger agreement;

•	our board of directors approves or recommends to the holders of shares of Ceres common stock an acquisition proposal that it has determined constitutes a superior proposal; or

•	there is a breach by Ceres of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a closing condition and which has not been cured or is not capable of being cured within twenty (20) business days following receipt by Ceres of written notice from GAFRI and Garden Acquisition of such breach.

Ceres may also terminate the merger agreement at any time if, with certain exceptions:

•	there is a breach by GAFRI or Garden Acquisition of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a closing condition and which has not been cured or is not capable of being cured within twenty (20) business days following receipt by GAFRI or Garden Acquisition of written notice from Ceres of such breach; or

•	(i) our board of directors accepts a superior proposal and (ii) prior to or concurrently with such termination, Ceres pays to GAFRI a termination fee equal to the sum of $6.15 million. See “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page 47.

•	Termination Fees and Expenses May Be Payable By Ceres in Some Circumstances (Page 48)

In specified circumstances, if the merger agreement is terminated before the effective time of the merger, we must reimburse GAFRI for its documented out-of-pocket expenses up to a maximum of $500,000, pay GAFRI a termination fee equal to the sum of $6.15 million or pay GAFRI a termination fee equal to the sum of $6.15 million less any expenses paid to GAFRI by Ceres pursuant to the merger agreement.

•	Tax Considerations For Ceres Stockholders (Page 32)

Generally, the merger will be taxable to our stockholders for U.S. federal income tax purposes. A holder of Ceres common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Ceres common stock surrendered.

•	Certain Risks in the Event of Bankruptcy (Page 28)

If Ceres is insolvent at the time of the merger or becomes insolvent because of the merger, the funds paid to stockholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to the claims of Ceres’ creditors. If such claims are asserted by Ceres’ creditors, there is a risk that persons who were stockholders at the effective time of the merger would be ordered by a court to return to Ceres’ trustee in bankruptcy all or a portion of the funds received upon the completion of the merger. See “Terms of the Merger Agreement — Other Agreements” beginning on page 44.

•	Ceres Stockholders Will Have Appraisal Rights (Page 33)

You have the right under Delaware law to dissent from the adoption and approval of the merger agreement and to exercise appraisal rights and receive payment in cash for the fair value of your shares of Ceres common stock in the event the merger is completed. The fair value of your shares of Ceres common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve your appraisal rights, you must NOT vote in favor of approval of the merger agreement, you must NOT return a signed but not voted proxy card, and you must follow specific procedures required under Delaware law. You must follow these procedures precisely in order to exercise your appraisal rights, or you may lose them. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern those procedures are attached as Appendix D. We encourage you to read these provisions carefully and in their entirety and consult your legal advisor.

•	Questions and Answers About the Special Meeting and the Merger

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own shares of Ceres common stock. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of stockholders.

Q:	How do I vote my shares of Ceres common stock?

A:	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of Ceres common stock directly in your name as a registered stockholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered holder of Ceres common stock (that is, if you hold your Ceres common stock in certificate form), you may vote in any of the following ways:

• in person at the special meeting — complete and sign the enclosed proxy card and bring it to the special meeting; or

• by mail — complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible.

If you are a non-registered holder of shares of common stock of Ceres (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

If you are an employee of Ceres, any shares in your 401(k) savings plan account and stock purchase plan account will be voted in accordance with your instructions, if indicated. If your proxy card is signed, but does not indicate your voting preferences, we have been advised by the 401(k) plan administrator and the plan trustee that your shares will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of Ceres common stock will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal. Ceres’ management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of Ceres common stock, you can do this in any of the following ways:

• by sending a written notice to the Corporate Secretary of Ceres to the address specified below stating that you would like to revoke your proxy;

• by completing and submitting a new, later-dated proxy card by mail to the address specified below; or

• by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Corporate Secretary of Ceres at the company’s headquarters, 17800 Royalton Road, Cleveland, Ohio 44136.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of Ceres common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement and the meeting adjournment proposal.

Q:	Do I have dissenters’ or appraisal rights?

A:	Yes. Under Delaware law, you have the right to dissent from the merger and, in lieu of receiving the merger consideration, obtain payment in cash of the fair value of your shares of Ceres common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, you must strictly follow the procedures prescribed by Section 262 of the Delaware General Corporation Law.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Ceres common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials.

You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved and adopted and the other conditions to the merger (such as the receipt of insurance department approvals, the timing of which cannot be assured) are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger in Ceres’ third fiscal quarter of 2006, although there can be no assurance that we will be able to do so.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to National City Bank, the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of Ceres common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my stock certificates now?

A:	No. Soon after the merger is completed, you will receive the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of Ceres common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact D.F. King & Co., Inc., our proxy solicitor, toll-free at 1-888-644-5854. You may also call our investor relations hotline at 1-800-643-2474.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on Ceres’ current estimates and assumptions and, as such, involve uncertainty and risk. We claim the protection contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference in this proxy statement, including Ceres’ annual report on Form 10-K for the fiscal year ended December 31, 2005. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	failure to obtain stockholder approval or the failure to satisfy other closing conditions, including regulatory approval, with respect to the proposed merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the proposed merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	failure to accurately predict health care costs when pricing our products and establishing our liabilities for future policy benefits and claim liabilities could have a significant impact on our business and results of operations;

•	we may lose business to competitors offering products similar to ours at lower prices;

•	our profitability depends in large part on our ability to accurately predict and effectively manage rising health care costs, and accurately predict loss ratios, persistency, and the performance of and improvements in our business, as well as implement necessary increases in premium rates;

•	changes in government regulation may affect our profitability, increase our costs of compliance or cause us to discontinue marketing certain products or marketing in certain states;

•	we are subject to a variety of legal actions relating to our business operations, including claims related to the denial of benefits, which may result in financial losses or harm our reputation;

•	changes in the relationship with the associations that make available our health insurance products to their members and/or changes in laws and regulations governing “association group” insurance could have a material adverse effect on our business, financial condition and results of operations;

•	our profitability may be adversely affected if we are unable to maintain our current preferred provider organization (PPO) arrangements and to enter into other appropriate arrangements;

•	our success depends on our ability to develop, market, distribute and administer profitable and competitive products and services in a timely, cost-effective manner;

•	a failure of our information systems to provide timely and accurate information could adversely affect our business and results of operations;

•	failure by our reinsurers to timely and fully meet their obligations under our reinsurance agreements could have an adverse effect on our profitability and financial conditions;

•	our insurance subsidiaries are subject to risk-based or statutory capital requirements and our failure to meet these standards could subject us to regulatory actions;

•	a decline in our financial agency ratings could adversely affect our operations;

•	our investment portfolio involves risks, including risks inherent with ownership of bonds and risks associated with rising interest rates;

•	applicable laws restrict the acquisition of more than 10% of our outstanding voting securities;

•	changing regulations of corporate governance and public disclosure that has increased both our costs and the risk of non-compliance, including Section 404 of the Sarbanes-Oxley Act of 2002;

•	our dependence on senior management and key personnel;

•	our ability to continue to meet the terms of our debt obligations under our credit agreement, as amended, which contains a number of significant financial and other covenants;

•	the adequacy of funds, including fee income, received from our non-regulated subsidiaries, and the restrictions on our insurance subsidiaries’ ability to pay dividends to Ceres, to meet our debt obligations;

•	the performance of others on whom we rely for administrative and operations services;

•	changes in accounting and reporting practices;

•	payments to state assessment funds;

•	changes in tax laws; and

•	our ability to fully collect all agent advances.

Except to the extent required under the federal securities laws, Ceres does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement to the extent necessary.

All information contained in this proxy statement concerning GAFRI, Garden Acquisition and their affiliates and designees has been supplied by GAFRI and has not been independently verified by Ceres.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Ceres

Ceres Group, Inc.
17800 Royalton Road
Cleveland, Ohio 44136
Telephone: (440) 572-2400

Ceres Group, Inc., through its insurance subsidiaries, provides a wide array of health and life insurance products through two primary business segments. The Medical segment includes major medical health insurance for individuals, families, associations, and small to mid-size businesses. The Senior segment includes senior health, life and annuity products for Americans age 55 and over. To help control medical costs, Ceres also provides medical cost management services to its insureds. Ceres’ nationwide distribution channels include independent and career agents and our electronic distribution platforms.

Ceres (known as Central Reserve Life Corporation prior to December 1998) operated prior to 1998 primarily through its wholly-owned subsidiary, Central Reserve Life Insurance Company. Central Reserve markets and sells major medical health insurance to individuals, families, associations and small to mid-size employer groups and senior products to Americans age 55 and over.

In 1998, Ceres acquired Provident American Life and Health Insurance Company. Provident American Life discontinued new medical sales activities in 2001 and, as of May 31, 2006, has approximately 150 active major medical policyholders (HealthEdge product) and 300 life policyholders. In June 2005, Provident American Life began marketing and selling a new portfolio of senior products.

In 1999, Ceres acquired Continental General Insurance Company which markets and sells both major medical and senior health and life products. Also, in 1999, Ceres acquired, through foreclosure, United Benefit Life Insurance Company. Since early 2002, United Benefit Life has no active policyholders.

Ceres also have various non-regulated subsidiaries that, through intercompany arrangements, provide a variety of services to its insurance subsidiaries, including personnel, administration, billing and collection, electronic distribution, managed care and sales support services.

Ceres’ corporate headquarters and major medical operations are located in Strongsville (Cleveland), Ohio and Omaha, Nebraska, and its senior operations are located in Mission (Kansas City), Kansas.

Detailed descriptions about Ceres’ business and financial results are contained in its annual report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” beginning on page 53 of this proxy statement.

GAFRI and Garden Acquisition

Great American Financial Resources, Inc.
Project Garden Acquisition Inc.
250 East Fifth Street
Cincinnati, Ohio 45202
Telephone: (513) 333-5515

Great American Financial Resources, Inc., a Delaware corporation, is a Cincinnati-based insurance holding company with $12 billion in assets. GAFRI’s subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Life Insurance Company (headquartered in Austin, Texas) and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Project Garden Acquisition Inc., a newly formed Delaware corporation, was formed by GAFRI solely for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement. Garden Acquisition is wholly-owned by GAFRI and has not engaged in any business except in anticipation of the merger.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on August 4, 2006, at 10:00 a.m., local time, or at any adjournments of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at the company’s headquarters, 17800 Royalton Road, Cleveland, Ohio. Ceres intends to mail this proxy statement and the accompanying proxy card on or about June 28, 2006 to all stockholders entitled to vote at the special meeting.

At the special meeting, stockholders will be asked to consider and vote upon proposals to:

•	approve the merger agreement which provides for the merger of Garden Acquisition with and into Ceres, with Ceres continuing as the surviving corporation in the merger, and the conversion of each outstanding share of Ceres common stock (other than shares held as treasury shares or by any subsidiary of Ceres, by GAFRI or by Garden Acquisition and shares held by stockholders who validly perfect their appraisal rights under Delaware law) into the right to receive $6.13 in cash;

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Ceres does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Stockholders of record of Ceres common stock at the close of business on June 16, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. At the close of business on the record date, 33,317,892 shares of Ceres common stock were outstanding and entitled to vote. A list of stockholders will be available for review at Ceres’ executive offices during regular business hours beginning two (2) business days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of Ceres common stock on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting for each share held. If you sell or transfer your shares of Ceres common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of Ceres common stock entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of Ceres common stock held in treasury by Ceres are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

The affirmative vote of 16,658,947 shares of Ceres common stock, being a majority of the shares of Ceres common stock outstanding on the record date, is required to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of Ceres common stock present and entitled to vote at the special meeting.

As of June 16, 2006, the record date, the directors and current executive officers of Ceres beneficially owned and are entitled to vote, in the aggregate, 394,967 shares of Ceres common stock, representing approximately 1.2% of the outstanding shares of Ceres common stock. The directors and current executive officers have informed Ceres that they intend to vote all of their shares of Ceres common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement. In the case of the meeting adjournment proposal, a failure to vote or a vote to abstain will have no effect on the outcome of the voting. A broker non-vote will have the same effect as a vote against approval of the meeting adjournment proposal.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Proxies and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, each holder of Ceres common stock should complete, date and sign its proxy card and mail the proxy card in the enclosed postage pre-paid return envelope as soon as possible so that those shares of Ceres common stock may be voted at the special meeting, even if holders plan to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing Ceres stock certificates for the payment of the per share merger consideration.

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Corporate Secretary of Ceres at the company’s headquarters, 17800 Royalton Road, Cleveland, Ohio 44136, by submitting in writing a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Ceres will bear the entire expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement, the notice of the special meeting of stockholders, the enclosed proxy card and any additional information furnished to stockholders. Ceres has engaged the services of D.F. King & Co., Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by Ceres, D.F. King & Co., Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual stockholders. Ceres has agreed to pay D.F. King & Co., Inc. a fee of $10,000 plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Ceres common stock beneficially owned by others to forward to these beneficial owners. Ceres may reimburse persons representing beneficial owners of Ceres common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, e-mail or other means of communication. No additional compensation will be paid to directors, officers or employees for their services.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report may have been sent to multiple stockholders in your household. Ceres will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call Ceres at the following address or phone number: 17800 Royalton Road, Cleveland, Ohio 44136, Telephone: 1-800-643-2474.

Adjournments

If the special meeting is adjourned to a different place, date or time, Ceres need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless the adjournment is for more than thirty (30) days or a new record date is or must be set for the adjourned meeting.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Ceres. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

THE MERGER

Background of the Merger

The health insurance and managed care industries for individuals and small businesses has been subject to intense competition, with most competition coming from national firms with larger scale and greater financial resources. From time to time, our board of directors has had discussions regarding the best possible means to increase and realize shareholder value, in light of this competition, ongoing consolidation in the health insurance and managed care industries and the trading prices for Ceres common stock (both generally and relative to other insurance companies).

At a meeting of our board of directors attended by our executive officers on November 10, 2005, our executive officers presented the Company’s 2006 business plan. Our board reviewed and discussed the business plan as well as Ceres’ strategic and competitive position, changes affecting the regulatory environment, and Ceres’ prospects for enhancing shareholder value through continued operational improvements. Among other things, the board of directors considered the competitive challenges facing Ceres from larger competitors, Ceres’ lack of sufficient scale compared to its competitors, the rapid pace of consolidation in the health insurance and managed care industries during the preceding 12 months, current return on equity and increased regulation, including the costs of compliance with such regulation. After discussion, our board, by unanimous vote, approved the formation of a special committee, comprised of Thomas J. Kilian, our President and Chief Executive Officer, William J. Ruh, the chairman of our board, and James J. Ritchie, the chairman of our audit committee, and the retention of UBS and CCW, as Ceres’ financial advisors, to assist Ceres in the exploration of possible strategic alternatives for Ceres, including a sale of Ceres.

On November 28, 2005, Mr. Kilian, David I. Vickers, our Executive Vice President and Chief Financial Officer, Kathleen L. Mesel, Executive Vice President, General Counsel and Corporate Secretary (being collectively referred to herein as our “executive management”), Ceres’ financial advisors and a representative of Sidley Austin LLP, Ceres’ outside legal counsel (“Sidley”), held an organizational meeting at our headquarters to discuss potential acquirors for Ceres and to begin the preparation of a Confidential Information Memorandum that would be distributed to interested parties who signed a confidentiality agreement with Ceres.

On December 20, 2005, in accordance with Ceres’ instructions, our financial advisors initiated phone calls to approximately 23 strategic (insurance and managed care companies) and financial buyers to explore their interest in a possible acquisition of Ceres.

During January and February 2006, 13 prospective buyers, including GAFRI, executed confidentiality agreements with us and began to receive certain non-public information regarding Ceres. Each of the potential bidders was requested to submit a preliminary indication of interest by February 16, 2006. Although each of these prospective bidders initially orally expressed preliminary interest in pursuing a possible acquisition of Ceres, only four parties, including GAFRI, submitted a preliminary indication of interest by the deadline. These preliminary indications of interests included three indications from individual bidders and one joint indication of interest made on behalf of two parties interested in acquiring different segments of our business (i.e., senior and major medical).

On February 24, 2006, the special committee of our board of directors held a telephonic meeting attended by Messrs. Kilian and Vickers and Ms. Mesel, and our legal and financial advisors, to review the process that had been undertaken to date, including the preliminary indications of interest that had been received. At the conclusion of the meeting, the special committee authorized our executive management, with the assistance of our legal and financial advisors, to continue to explore a possible sale transaction.

On February 27, 2006, each of the four prospective bidders, including GAFRI, was provided access to an electronic data room containing certain non-public financial, operational and other information about Ceres in order to assist these parties in evaluating a possible acquisition of Ceres.

During the weeks of March 6 and March 13, 2006, Ceres made management presentations to each of the four prospective bidders, including GAFRI on March  7, 2006. Over the next several weeks, one party withdrew from the process and three parties (two individual bidders and the joint bidder), in some cases with their advisors, commenced extensive due diligence of Ceres.

At a Ceres board meeting held on March 14, 2006, Ceres management and our financial advisors reviewed the process that had been undertaken to date, including the three preliminary indications of interest that had been received and the status of discussions with these parties. Our board advised our executive management and legal and financial advisors to continue to pursue a potential sale of Ceres.

On March 22, 2006, each of the remaining three potential bidders, including GAFRI, were requested to submit a final bid by April 12, 2006, together with a markup of a draft of a merger agreement that previously had been distributed to the bidders.

On April 12, 2006, two parties submitted proposals for the acquisition of Ceres as follows:

•	GAFRI submitted a proposal to acquire 100% of the common shares of Ceres by way of merger for a cash purchase price of $5.75 per share. The letter indicated that the per share offer price might be increased to the extent that the major medical business was sold by Ceres prior to closing of the merger for an after-tax amount in excess of $13 million. GAFRI’s proposal included a markup of the merger agreement. GAFRI’s offer was to remain open for 30 days.

•	Bidder #2 submitted a proposal to acquire Ceres for a cash purchase price of $200 million to $220 million with the offer to remain open for seven days. Bidder #2’s offer contained contingencies that Ceres must reinsure both the major medical business and the long-term care business and the related risks prior to closing of any merger. Bidder #2 requested exclusivity to move forward. No markup of the draft merger agreement was included with Bidder #2’s proposal.

The joint bidder referenced above did not submit a proposal for the acquisition of all of Ceres. Instead, one member of the joint bidder decided not to proceed with the process and the other member submitted a proposal for the purchase of only certain assets and liabilities of the major medical business by way of a reinsurance transaction for a ceding commission of $10 million (less the effect of seasonality) plus the reimbursement of certain costs associated with the medical business, including severance and rent for a certain period of time.

On April 13, 2006, the special committee of our board of directors held a telephonic meeting with our executive management and legal and financial advisors. At the meeting:

•	Our executive management and financial advisors reviewed the status of discussions with the remaining prospective bidders, including GAFRI, in connection with a possible sale of Ceres;

•	Our executive management and financial advisors reviewed the financial terms of the two proposals for the acquisition of Ceres in its entirety and the indication of interest for certain assets of our major medical business;

•	A representative of Sidley briefly discussed the markup of the draft merger agreement provided by GAFRI; and

•	The special committee authorized our executive management and legal and financial advisors to continue to pursue negotiations with GAFRI and Bidder #2 and to inform the bidder interested in our major medical business that an opportunity might be available to such bidder if another party were interested in reinsuring the major medical business after completion of a merger.

Beginning on April 13, 2006 and into the following week, at the direction of the special committee, our financial advisors held discussions with GAFRI and Bidder #2 concerning the proposed purchase prices and other terms of GAFRI’s and Bidder #2’s proposals and, in the case of Bidder #2, the lack of a markup of a draft merger agreement.

On April 17, 2006, the compensation committee of our board of directors held a meeting to discuss 2006 salary increases for our officers (including our executive officers) and to discuss a possible success bonus plan for executive officers subject to completion of a sale of the company.

Also on April 17, 2006, GAFRI submitted a revised proposal which included a cash purchase price of $6.125 per share of our common stock but indicated that the acquisition of Ceres would be conditioned upon the disposition by Ceres of the major medical business before closing of the merger for a purchase price of $15 million and the purchaser of the medical business assuming responsibility for all severance and shutdown costs associated with the medical business. By letter, GAFRI also waived the deadline stated in its previous letter for acceptance by Ceres of its offer.

Following discussions with GAFRI regarding its proposal, on April 18, 2006, GAFRI submitted a second revised proposal which included a cash purchase price of $6.13 per share of our common stock but indicated that the acquisition of Ceres would be conditioned upon the disposition by Ceres of the major medical business before closing of the merger for an after-tax purchase price of at least $10 million and the purchaser of the medical business assuming responsibility for all severance and shutdown costs associated with the medical business. By letter, GAFRI also waived the deadline stated in its previous letter for acceptance by us of its offer.

Also on April 18, 2006, Bidder #2 submitted a revised proposal which included a cash purchase price of $202 million (or approximately $6.04 per share of our common stock) plus the value paid for any reinsurance of the medical business and the long-term care business (after tax) and again included contingencies that Ceres would reinsure both the major medical business and the long-term care business and the related risk prior to closing. This proposal also contained a contingency requiring that all of Ceres’ staff for the medical business be transferred to a new medical administrative company and that any reinsurer assume those employment obligations. It also contemplated substantial additional due diligence. No markup of the draft merger agreement was included with this proposal. This proposal again requested exclusivity and set April 20, 2006 as a deadline for Ceres’ response.

From April 19 to April 21, 2006, at the direction of the special committee, our financial advisors held discussions with GAFRI concerning its April 18th proposal, including discussions regarding the contingency contained in the proposal and Ceres’ desire to sell the company as a whole without contingencies related to the major medical business, and requested that GAFRI submit a revised and final proposal by April 21. Discussions also were held with Bidder #2 concerning the lack of a markup of the draft merger agreement, the contingencies included in Bidder #2’s proposal related to the medical business and the long-term care business and Ceres’ desire to sell the company as a whole without any contingencies related to the medical business or the long-term care business. Bidder #2 was requested to submit a revised and final proposal, together with a markup of the draft merger agreement, by April 21.

In the afternoon on April 21, 2006, GAFRI submitted an offer it termed final to acquire Ceres for a cash purchase price of $6.13 per share of our common stock and removed the contingency related to a separate pre-closing sale of the medical business. GAFRI requested additional time to complete its diligence prior to execution of a merger agreement. This proposal also included GAFRI’s original markup of the merger agreement. GAFRI indicated that its final offer would expire on April 24 at 5:00 p.m.

In the evening on April 21, 2006, Bidder #2 submitted a confirmation of its interest to acquire Ceres for a cash purchase price of $208 million, or $6.23 per share of our common stock. Bidder #2’s proposal still contained contingencies related to the pre-closing disposition of Ceres’ medical business, including the transfer of all personnel related to such business. In addition, Bidder #2 also requested (1) continued diligence until closing, (2) exclusivity to complete diligence until May 31 with a $2 million reimbursement provision for breach of the exclusivity, and (3) a standstill provision. No markup of the draft merger agreement was included with this proposal.

On April 22, 2006, Bidder #2 informed representatives of CCW that it had received a letter of intent from a potential reinsurer of the medical business that it wanted Ceres to evaluate as it considered Bidder #2’s offer. Also on April 22, 2006, Bidder #2 submitted a markup of the draft merger agreement.

On April 24, 2006, the special committee of our board of directors held a telephonic meeting with our executive management and legal and financial advisors. At the meeting:

•	Our executive management and financial advisors reviewed the status of, and discussions regarding, the proposals received from GAFRI and Bidder #2;

•	A representative of Sidley discussed the markups of the draft merger agreement provided by GAFRI and Bidder #2 with particular emphasis on provisions relating to the certainty of the transaction closing once an agreement was executed, including obligations to obtain regulatory approvals, conditions to closing, certain representations and warranties, and the impact of certain exceptions to the definition of “material adverse effect” in the draft merger agreement; it being noted that the markup from Bidder #2 contained more significant representations and conditions and was not complete in that it indicated that comments would be forthcoming; and

•	The special committee of our board of directors authorized our executive management and the legal and financial advisors to (1) continue to pursue negotiations with GAFRI with the intent of negotiating the open terms of the draft merger agreement and finalizing diligence, and (2) inform Bidder #2 that the contingencies contained in its proposal were still not acceptable to Ceres.

In the afternoon of April 24, 2006, in accordance with the special committee’s instructions, our financial advisors held discussions with GAFRI and Bidder #2 regarding their final proposals for the acquisition of Ceres, including discussions with GAFRI regarding potential amendments to the employment agreements of certain executive officers and a success bonus plan for executive officers of Ceres in connection with the closing of the acquisition. Bidder #2 indicated that it did not intend to revise its proposal to remove the contingencies.

In the afternoons of April 25 and 26, 2006, Ceres and GAFRI and their respective legal advisors held negotiations relating to the terms and conditions of the merger agreement and related documentation. Negotiations between Ceres and GAFRI on the merger agreement and related documentation continued from April 26 through the morning of May 1, 2006.

On April 27, 2006, our executive management and GAFRI met in Cleveland, Ohio to perform confirmatory due diligence in connection with the proposed acquisition.

On April 28, 2006, the board of directors of GAFRI held a meeting to discuss the acquisition of Ceres. The board authorized and approved the merger agreement and the transactions contemplated by the merger agreement and authorized GAFRI’s executive management to complete the negotiations of the merger agreement and related documentation.

In the afternoons of April 29, 2006 and May 1, 2006, the special committee of the board of directors and our board of directors held a joint meeting to discuss the proposed acquisition of Ceres by GAFRI. The April 29 meeting was held telephonically with all directors in attendance except James J. Ritchie. The May 1 meeting was held in person at the Chicago office of Sidley with certain board members attending telephonically. After the April 29 meeting, our compensation committee of the board of directors met to discuss a success bonus plan for executive officers of up to an aggregate amount of $600,000 that was conditioned upon the closing of the merger. After such discussion, the compensation committee recommended to our board of directors the approval of a success bonus plan. At the meetings:

•	Our executive management and legal and financial advisors provided an update on the status of discussions with GAFRI and Bidder #2.

•	A representative of Sidley discussed and reviewed the legal duties and responsibilities of our board of directors in connection with the proposed sale.

•	Our executive management described the interests of management in the proposed transaction as described under “Interests of Ceres Directors and Executive Officers in the Merger” beginning on page 28 of this proxy statement.

•	A representative of Sidley reviewed the material terms and conditions of the proposed merger agreement with GAFRI and related documentation.

•	Our executive management described results for the first quarter of fiscal year 2006.

•	UBS and CCW reviewed at the May 1, 2006 meeting their joint financial presentation to our board of directors and the special committee regarding the proposed merger consideration provided for in the proposed acquisition of Ceres by GAFRI and each rendered to our board of directors and the special committee an oral opinion, which opinion was confirmed by a written opinion dated May 1, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinion, the merger consideration of $6.13 per share, was fair, from a financial point of view, to the holders of Ceres common stock. The full texts of the written opinions of UBS and CCW, each dated May 1, 2006, which set forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by UBS and CCW, are attached as Appendix B and Appendix C, respectively, to this proxy statement.

•	Our executive management explained a success bonus program for management which is more fully described under “Interests of Ceres Directors and Executive Officers in the Merger — Ceres Success Bonus Award Program” beginning on page 31 of this proxy statement.

•	The special committee of our board of directors recommended the proposed acquisition of Ceres by GAFRI.

Our board of directors discussed the proposed sale.  The board specifically discussed the various contingencies associated with Bidder #2’s proposal and Bidder #2’s refusal to remove such contingencies. Following a thorough discussion and the recommendation by the special committee, our board of directors unanimously:

•	Determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable to, fair to and in the best interests of the holders of Ceres’ common stock;

•	Approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	Approved the success bonus award program (as described on page 31 of this proxy statement) for bonuses to be paid to executive officers who are employed by Ceres in such positions immediately prior to the completion of the merger.

In the late afternoon on May 1, 2006, Ceres and GAFRI executed the merger agreement and issued separate press releases publicly announcing the proposed acquisition of Ceres by GAFRI.

Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors

The Special Committee

On May 1, 2006, the special committee, by unanimous vote, adopted resolutions:

•	determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the stockholders of Ceres; and

•	recommending that our board of directors adopt and approve the merger agreement; See “— Background of the Merger” beginning on page 14 of this proxy statement.

In evaluating the merger, the special committee consulted with our management and our legal and financial advisors, and considered the short-term and long-term interests and prospects of Ceres and its stockholders. In reaching the foregoing determinations, the special committee considered the following material factors that it believed supported its determinations:

•	The current and historical financial condition and results of operations of Ceres, including the prospects of Ceres if it were to remain a publicly owned corporation in light of the increasingly competitive nature of the industry in which Ceres operates;

•	The potential value that might result from other alternatives available to Ceres, including the alternative of remaining an independent public company, considering, in particular, the potential for stockholders to share in any future earnings growth of Ceres, increased competition in the insurance industry and higher costs and scrutiny associated with continuing to operate as a public company;

•	The fact that, after the solicitation efforts conducted on behalf of Ceres over a six-month period, GAFRI emerged as the only entity from among those contacted that expressed an interest in acquiring Ceres at a premium over its market price and that commenced formal business and legal due diligence on Ceres other than a competing bid that involved substantial additional conditions;

•	The fact that the merger consideration of $6.13 per share in cash represented a premium of 21% above the closing price of Ceres common stock on the day of the public announcement of the merger agreement;

•	The fact that Ceres has faced numerous challenges as a relatively small company in an industry that has undergone significant consolidation;

•	The fact that Ceres’ operations are split between two main lines of business which have limited synergies between them;

•	The fact that the merger consideration to be received by Ceres’ stockholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to Ceres’ stockholders;

•	UBS’ and CCW’s joint financial presentation to our board of directors and the special committee, including UBS’ and CCW’s separate opinions, each dated May 1, 2006, to our board of directors and the special committee as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration provided for in the merger agreement;

•	The terms and conditions of the merger agreement, which the board of directors believed would not preclude a superior proposal, and the course of negotiations thereof. The special committee considered in particular:

•	the conditions to the closing of the merger, including the fact that that the obligations of GAFRI and Garden Acquisition under the merger agreement are not subject to a financing condition;

•	the structure of the transaction as a merger, requiring approval by Ceres’ stockholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited superior proposal could be brought forth, and approval by insurance departments which would further lengthen such time period;

•	Ceres’ right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal could reasonably be expected to result in a transaction that is more favorable to Ceres’ stockholders, from a financial point of view, than the merger;

•	Ceres’ right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee to GAFRI; and

•	the termination fee and expense reimbursement provisions of the merger agreement, and a comparison of other provisions to precedent transactions;

•	The fact that Ceres’ stockholders will be entitled to appraisal rights under Delaware law;

•	The fact that GAFRI and its affiliates have significant experience in the insurance industry and have established relationships with key customers and agents; and

•	Ceres’ relatively small market capitalization and low trading volume when compared to other NASDAQ-listed companies making the liquidity and certainty of value associated with the merger consideration attractive to Ceres’ stockholders.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	The fact that, following the merger, Ceres stockholders will cease to participate in any future earnings growth of Ceres or benefit from any future increase in its value;

•	The conditions to the closing of the merger;

•	The fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to the stockholders of Ceres entitled to receive such merger consideration; and

•	The possible disruption to Ceres’ business that might result from the announcement of the merger and the resulting distraction of the attention of Ceres’ management.

The Ceres Board of Directors

On May 1, 2006, the special committee, by unanimous vote, determined to recommend that our board of directors adopt and approve the merger agreement. On the same date, our board of directors unanimously adopted resolutions:

•	determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the stockholders of Ceres;

•	adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	recommending that the holders of Ceres common stock vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “— Background of the Merger” for additional information on the recommendation of our board of directors.

The resolutions were approved by the unanimous affirmative vote of the Ceres board of directors.

Our board of directors believes that the merger agreement and the merger are fair to Ceres stockholders. In reaching these conclusions, our board of directors considered the unanimous recommendation of the special committee and the factors considered by the special committee, as described above.

The foregoing discussion of the information and factors considered by the special committee and our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by them in evaluating the merger and the complexity of these matters, the special committee and our board of directors did not find it practicable, and did not attempt, to quantify or otherwise assign relative weight to the specific factors each considered in reaching its determinations. Rather, the special committee and our board of directors each made its judgment based on the total mix of information available to it of the overall effect of the merger on Ceres stockholders compared to any alternative transaction or remaining an independent company. Furthermore, individual members of the special committee or our board of directors may have given different weight to different factors. The special committee and our board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of Ceres stockholders.

Based on the factors outlined above, the special committee and our board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, holders of Ceres common stock.

Our board of directors believes that the merger is advisable to, fair to and in the best interests of, holders of Ceres common stock. Our board of directors recommends that you vote “FOR” approval of the merger agreement.

Opinions of Ceres’ Financial Advisors

On May 1, 2006, at a meeting of Ceres’ board of directors and special committee held to evaluate the proposed merger, UBS and CCW delivered to Ceres’ board of directors and special committee separate oral opinions, which opinions were confirmed by delivery of separate written opinions dated May 1, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in such opinion, the merger consideration was fair, from a financial point of view, to holders of Ceres common stock.

UBS’ and CCW’s opinions, the full text of which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS and CCW are attached as Appendix B and Appendix C, respectively, and are incorporated into this proxy statement by reference. UBS’ and CCW’s opinions were directed only to the fairness, from a financial point of view, of the merger consideration and do not address any other aspect of the merger. The opinions do not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Ceres or the underlying business decision of Ceres to effect the merger. The opinions do not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. Holders of Ceres common stock are encouraged to read the opinions carefully in their entirety. Although subsequent developments may affect their opinions, UBS and CCW do not have any obligation to update, revise or reaffirm their opinions. The summaries of UBS’ and CCW’s opinions described below are qualified in their entirety by reference to the full text of the opinions.

Opinion of UBS Securities LLC

In arriving at its opinion, UBS:

•	reviewed publicly available business and financial information relating to Ceres, including publicly available financial forecasts for fiscal years 2006 and 2007;

•	reviewed internal financial information and other data relating to Ceres’ businesses and financial prospects that were provided to UBS by Ceres’ management and not publicly available, including financial forecasts and estimates for fiscal years 2006 and 2007 prepared by Ceres’ management;

•	conducted discussions with members of Ceres’ senior management concerning Ceres’ businesses and financial prospects;

•	reviewed publicly available financial and stock market data with respect to other companies which UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of other transactions which UBS believed to be generally relevant;

•	reviewed current and historical market prices of Ceres common stock;

•	reviewed the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with Ceres’ consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with Ceres’ consent, relied on that information being complete and accurate in all material respects. In addition, at Ceres’ direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Ceres and UBS was not furnished with any such evaluation or appraisal, other than a third party actuarial appraisal of Ceres prepared by a consultant to Ceres. UBS is not an actuary and its services did not include any actuarial determinations or evaluations by it or an attempt to evaluate actuarial assumptions. UBS did not rely on any actuarial valuation or appraisal of Ceres for purposes of its opinion, and UBS expressed no views as to matters relating to the reserves of Ceres, including, without limitation, the adequacy of such reserves. With respect to the financial forecasts and estimates prepared by Ceres’ management, UBS assumed, at Ceres’ direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Ceres’ management as to the future performance of Ceres. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

At Ceres’ request, UBS contacted third parties to solicit indications of interest in a possible business combination with Ceres and held discussions with certain of these parties prior to the date of UBS’ opinion. At Ceres’ direction, UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement, other than the merger consideration to the extent expressly specified in its opinion, or the form of the merger. In rendering its opinion, UBS assumed, with Ceres’ consent, that Ceres, GAFRI and Garden Acquisition would comply with all material terms of the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without adverse waiver or amendment of any material term or condition. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Ceres or the merger. Except as described above, Ceres imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

Opinion of Cochran Caronia Waller LLC

In connection with CCW’s review of the proposed merger and the preparation of its opinion, CCW examined:

•	the merger agreement;

•	audited historical financial statements of Ceres for the three years ended December 31, 2005;

•	internal business, operating and financial information of Ceres provided by Ceres’ management, including financial forecasts of Ceres for the years ended December 31, 2006 and December 31, 2007 prepared by Ceres’ senior management, and a third party actuarial appraisal of Ceres prepared by a consultant to Ceres;

•	information regarding publicly available financial terms of transactions primarily related to the health insurance industry;

•	financial, stock market and other publicly available information relating to the businesses of other companies whose operations CCW considered relevant in evaluating those of Ceres;

•	current and historical market prices and trading volumes of Ceres common stock; and

•	other publicly available information on Ceres, including publicly available financial forecasts for the years ended December 31, 2006 and December 31, 2007.

CCW also held discussions with members of Ceres’ senior management to discuss the above matters, considered other matters which CCW deemed relevant to its inquiry and took into account such accepted financial and investment banking procedures and considerations as CCW deemed relevant. In connection with its engagement, CCW was requested to approach, and it held discussions with, third parties to solicit indications of interest in the possible acquisition of Ceres.

In rendering its opinion, CCW assumed and relied, without independent verification, upon the accuracy and completeness of all information examined by or otherwise reviewed or discussed with CCW for purposes of its opinion. CCW is not an actuary and its services did not include any actuarial determinations or evaluations by CCW or any attempt to evaluate any actuarial estimates provided to CCW or any assumptions on which they were based. CCW did not rely on any third party actuarial appraisal or any other actuarial valuation or appraisal of Ceres for purposes of its opinion. CCW did not make or, with the exception of a third party actuarial appraisal of Ceres prepared by a consultant to Ceres, obtain an independent valuation or appraisal of the assets, liabilities or solvency of Ceres. In addition, CCW did not make an independent evaluation of, and expressed no view as to, the adequacy of the reserves of Ceres and CCW did not review any individual insurance claims files or contracts relating to Ceres.

CCW was advised by Ceres’ management and assumed that the financial forecasts of Ceres prepared by Ceres’ senior management and examined by CCW were reasonably prepared on bases reflecting the best currently available estimates and judgments of Ceres’ management as to Ceres’ future financial performance. CCW expressed no opinion with respect to those forecasts or the estimates and judgments on which they are based.

CCW’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to CCW as of, the date of CCW’s opinion. CCW relied as to all legal matters on the advice of Ceres’ counsel and assumed that the merger will be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions. CCW’s opinion was limited to the fairness, from a financial point of view, to the holders of Ceres common stock of the merger consideration provided for in the merger. Ceres did not ask CCW to express, and CCW did not express, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the merger. Except as described above, Ceres imposed no other instructions or limitations on CCW with respect to the investigations made or the procedures followed by CCW in rendering its opinion.

Summary of Joint Financial Presentation

In connection with rendering their opinions to Ceres’ board of directors and special committee, UBS and CCW performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS and CCW in connection with their opinions. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison is identical to Ceres or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS and CCW believe that their analyses and the summary below must be considered as a whole and that selecting portions of their analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ and CCW’s analyses and their respective opinions. None of the analyses performed by UBS and CCW was assigned greater significance or reliance by UBS or CCW than any other. Each of UBS and CCW arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. Neither UBS nor CCW drew, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates of the future performance of Ceres provided by Ceres’ management or derived from public sources in or underlying UBS’ and CCW’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing their analyses, UBS and CCW considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ceres. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between Ceres and GAFRI and the decision to enter into the merger was solely that of Ceres’ board of directors and special committee. UBS’ and CCW’s opinions and financial analyses were only one of many factors considered by Ceres’ board of directors and special committee in their evaluation of the merger and should not be viewed as determinative of the views of Ceres’ board of directors, special committee or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses reflected in UBS’ and CCW’s joint financial presentation reviewed with Ceres’ board of directors and special committee in connection with their respective opinions relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ and CCW’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ and CCW’s financial analyses.

Selected Companies Analysis

UBS and CCW compared selected financial and stock market data of Ceres with corresponding data, to the extent publicly available, of the following nine publicly traded companies in the supplemental health and life insurance industry:

•	Assurant, Inc.

•	Conseco, Inc.

•	Delphi Financial Group, Inc.

•	Genworth Financial, Inc.

•	Great American Financial Resources, Inc.

•	Penn Treaty American Corporation

•	StanCorp Financial Group, Inc.

•	Torchmark Corporation

•	Universal American Financial Corp.

UBS and CCW reviewed, among other things, closing stock prices on April 28, 2006 as a multiple of calendar year 2005 earnings per share, commonly referred to as EPS, and calendar years 2006 and 2007 projected EPS and as a multiple of book value per share as of the most recent completed accounting period. UBS and CCW also reviewed returns on equity, commonly referred to as ROE, for calendar year 2005 and as estimated for calendar year 2006. UBS and CCW then compared these multiples and ROEs derived from the selected companies with corresponding multiples and ROEs implied for Ceres based both on the closing price of Ceres common stock on April 28, 2006 and on the merger consideration. Financial data of the selected companies were based on publicly available research analysts’ forecasts, public filings and other publicly available information. Projected EPS data of Ceres was based both on internal forecasts prepared by Ceres’ management, referred to below as “management forecasts,” and publicly available research analysts’ forecasts, referred to below as “street forecasts.” Other financial data of Ceres were based on public filings and other publicly available information. This analysis indicated the following implied high, median, mean and low multiples and ROEs for the selected companies, as compared to corresponding multiples and ROEs implied for Ceres based on the closing price of Ceres common stock on April 28, 2006 and on the merger consideration:

									Implied Multiples and ROEs for Ceres				Implied Multiples and ROEs
									Based on Closing				for Ceres Based on
	Implied Multiples and ROEs								Stock Price on 4/28/06				Merger Consideration
	for Selected Companies								Management		Street		Management		Street
	High		Median		Mean		Low		Forecasts		Forecasts		Forecasts		Forecasts

Closing Stock Price as Multiples of:
Calendar year 2005 EPS	16.2	x	13.9	x	14.1	x	13.1	x	12.0	x	—		13.9	x	—
Calendar year 2006 EPS	13.3	x	12.5	x	12.5	x	11.5	x	10.6	x	10.6	x	12.3	x	12.3x
Calendar year 2007 EPS	12.3	x	11.2	x	11.1	x	9.9	x	8.8	x	9.1	x	10.2	x	10.6x
Book Value	1.91	x	1.62	x	1.39	x	0.80	x	0.87	x	—		1.00	x	—
Calendar year 2005 ROE	15.0%		11.9%		11.1%		6.3%		7.4%		—		7.4%		—
Calendar year 2006 ROE	15.5%		13.6%		12.8%		8.1%		7.9%		—		7.9%		—

“—” indicates that multiples and ROE have not been reflected because they were not derived from “street forecasts.”

UBS and CCW also reviewed the relationship between price to book value multiples and calendar year 2006 projected ROEs of the selected companies and performed a statistical analysis, commonly referred to as a linear regression, to derive a trend line approximating the observed correlation between price to book value multiples and calendar year 2006 projected ROEs. Based on Ceres’ calendar year 2006 projected ROE, this analysis indicated an implied price to book value multiple for Ceres of 0.88x, as compared to the price to book value multiple for Ceres of 0.87x based on the closing price of Ceres common stock on April 28, 2006 and the price to book value multiple implied for Ceres of 1.00x based on the merger consideration.

Selected Transactions Analysis

UBS and CCW reviewed transaction value multiples in the following five selected transactions involving companies in the supplemental health and life insurance industry announced since December 23, 2002:

Acquiror	Target

• Genworth Financial, Inc.	• Continental Life Insurance Company
• The Blackstone Group	• UICI
• PacifiCare Health Systems, Inc.	• American Medical Security Group, Inc.
• UnitedHealth Group Incorporated	• Golden Rule Financial Corporation
• Universal American Financial Corp.	• Pyramid Life Insurance Company (a subsidiary of Ceres)

UBS and CCW reviewed purchase prices in the selected transactions for which information was publicly available as a multiple of the target companies’ latest 12 months net income and current fiscal year and next fiscal year projected net income and as a multiple of the target companies’ book value as of the most recent completed accounting period prior to public announcement of the relevant transaction. UBS and CCW also reviewed adjusted equity values, defined as the purchase price, plus debt, less cash held at the parent company level, in the selected transactions as multiples of the target companies’ latest 12 months net income and statutory surplus. UBS and CCW further reviewed current year projected ROEs in the selected transactions for which information was publicly available. UBS and CCW then compared these multiples and ROEs derived from the selected transactions with corresponding multiples and the ROE implied for Ceres based on the merger consideration excluding, in the case of Ceres’ adjusted equity value to latest 12 months net income multiple, Ceres’ corporate-level expenses as estimated by Ceres’ management. Multiples and ROEs for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction except in the case of projected net income multiples for UICI, which multiples were based on forecasts prepared by UICI’s management publicly filed on January 20, 2006. Financial data for Ceres were based on internal forecasts prepared by Ceres’ management, public filings and other publicly available information. This analysis indicated the following implied high, median, mean and low multiples and ROEs in the selected transactions, as compared to corresponding multiples and the ROE implied for Ceres based on the merger consideration:

									Implied Multiples
	Implied Multiples and ROEs								and ROE for Ceres
	in Selected Transactions								Based on
	High		Median		Mean		Low		Merger Consideration

Closing Stock Price as Multiples of:
Net Income
Latest 12 Months	14.9	x	10.0	x	11.5	x	9.4	x	13.0x
Current Fiscal Year	16.1	x	12.5	x	12.5	x	8.9	x	12.3x
Next Fiscal Year	14.4	x	11.6	x	11.6	x	8.7	x	10.2x
Book Value	2.16	x	2.14	x	2.14	x	2.12	x	1.00x
Calendar 2006 ROE	23.8%		18.6%		18.6%		13.5%		7.9%
Adjusted Equity Value as Multiples of:
Latest 12 Months Net Income	20.2	x	12.7	x	13.8	x	9.5	x	18.3x
Statutory Surplus	3.26	x	2.73	x	2.80	x	2.20	x	2.17x

Other Factors

UBS and CCW also reviewed for informational purposes:

•	the historical price performance and trading volumes of Ceres common stock;

•	the relationship among movements in Ceres common stock, movements in the common stock of the selected companies referred to under “Selected Companies Analysis” and movements in the Standard and Poor’s 500 Index;

•	implied premiums paid in 223 transactions involving U.S. target companies with transaction values of $100 million to $400 million announced since January 1, 2003; and

•	selected publicly available financial, business and stock market information of GAFRI.

Miscellaneous

Ceres has agreed to pay each of UBS and CCW for its financial advisory services in connection with the merger an aggregate fee, based on the total consideration payable in the merger derived from the number of fully diluted shares of Ceres common stock, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon completion of the merger. The aggregate fee payable to UBS currently is estimated to be approximately $2 million and the aggregate fee payable to CCW currently is estimated to be approximately $1 million.

In addition, Ceres has agreed to reimburse UBS and CCW for their reasonable expenses, including reasonable fees, disbursements and other charges of legal counsel, and to indemnify each of UBS and CCW and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS has provided investment banking services to GAFRI and its affiliate, American Financial Group, Inc., unrelated to the proposed merger, for which services UBS has received compensation. In addition, an affiliate of UBS currently is a lender under an existing credit facility of American Financial Group, Inc., for which services such affiliate has received and is expected to receive compensation. CCW also has provided investment banking services to Ceres from time to time unrelated to the merger, including acting as financial advisor to Ceres on the sale of its subsidiary, Pyramid Life Insurance Company, in 2003, for which services CCW has received compensation. In the ordinary course of business, each of UBS and CCW may hold or trade, for their own accounts and accounts of customers, securities of Ceres, GAFRI and affiliates of GAFRI and, accordingly, may at any time hold a long or short position in such securities.

Ceres selected UBS and CCW as its financial advisors in connection with the merger based on their experience, reputation and, in the case of CCW, familiarity with Ceres and its business. UBS is an internationally recognized investment banking firm and CCW is a nationally recognized insurance-focused investment banking firm, each with substantial experience in similar transactions. UBS and CCW are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Effects of the Merger

Conversion of Outstanding Ceres Common Stock and Cancellation of Stock Options

If the merger agreement is approved by Ceres’ stockholders and the other conditions to the completion of the merger are either satisfied or waived, Garden Acquisition will be merged with and into Ceres, with Ceres continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of Ceres common stock, other than shares held by Ceres, its subsidiaries, GAFRI or Garden Acquisition and shares held by stockholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive the per share merger consideration. Ceres stockholders will be required to surrender their shares involuntarily upon the completion of the merger in exchange for a cash payment equal to the merger consideration. After completion of the merger, stockholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing.

Upon completion of the merger, certain options to acquire shares of Ceres common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each such option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option.

Effect on Ownership Structure of Ceres; Beneficial and Detrimental Effects

After the merger, Ceres will be a subsidiary of GAFRI. The benefit of the merger to Ceres’ stockholders (other than stockholders who validly perfect their appraisal rights under Delaware law) is the right to receive the per share merger consideration for their shares of Ceres common stock. The stockholders will additionally be able to sell their shares without paying the usual transaction costs associated with open market sales and will no longer have to bear the risk of any future losses or decrease in Ceres’ enterprise value. The detriments are that current stockholders will cease to have ownership interests in Ceres or rights as stockholders. Therefore, current stockholders will no longer benefit from any increases in Ceres’ value, nor will they participate in any earnings or growth of Ceres following the merger. Further, the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “— Material U.S. Federal Income Tax Consequences.”

A benefit of the merger to GAFRI is that Ceres will be a subsidiary of GAFRI. Future earnings and growth will be solely for the benefit of GAFRI and not for the benefit of current stockholders of Ceres. Detriments of the merger to GAFRI include the risk that Ceres will decrease in value following the merger and the payment by Ceres and Garden Acquisition of an aggregate of approximately $2 million in transaction costs and estimated fees and expenses relating to the merger and financing transactions.

Effect on Listing; Registration and Status of Ceres Common Stock

Ceres common stock is registered as a class of equity securities under the Exchange Act and is quoted on the NASDAQ National Market under the symbol “CERG.” As a result of the merger, Ceres will be a privately-held company, with no public market for its common stock. After the merger, Ceres common stock will cease to be traded on the NASDAQ National Market, and price quotations with respect to sales of shares of Ceres common stock in the public market will no longer be available. In addition, registration of Ceres common stock under the Exchange Act will be terminated. This termination and the delisting of Ceres’ common stock from the NASDAQ National Market will make certain provisions of the Exchange Act, such as the short-swing recovery provisions of Section 16(b) and the requirement to furnish a proxy or an information statement in connection with a stockholders’ meeting, the liability provisions of the Exchange Act and the corporate governance requirements under NASDAQ National Market rules and regulations and under the Sarbanes-Oxley Act of 2002, such as the requirement that certain executive officers of Ceres certify the accuracy of Ceres’ financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal controls, no longer applicable to Ceres. In addition, Ceres will no longer be required to file periodic reports with the SEC after the effective time of the merger. If Ceres, as the entity surviving the merger, completes a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Considerations Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in Ceres’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 which is incorporated in this proxy statement by reference, for risks relating to Ceres’ business.

Failure to complete the merger could negatively impact the market price of Ceres common stock.

If the merger is not completed for any reason, Ceres will be subject to a number of material risks, including:

•	The market price of Ceres’ common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

•	Unless the failure to complete the merger is a result of a breach by GAFRI or Garden Acquisition, costs relating to the merger, and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the merger is not completed and will be expensed in the fiscal period in which termination occurs; and

•	The diversion of management’s attention from the day-to-day business of Ceres and the potential disruption to its employees and its relationships with agents and other distributors during the period before the completion of the merger, may make it difficult for Ceres to regain its financial and market positions if the merger does not occur.

If the merger is not approved by Ceres’ stockholders at the special meeting, Ceres, GAFRI and Garden Acquisition will not be permitted under Delaware law to complete the merger and each of Ceres, GAFRI and Garden Acquisition will have the right to terminate the merger agreement. Upon such termination, Ceres would be required to reimburse certain expenses of GAFRI or pay GAFRI a termination fee. See “Terms of the Merger Agreement — Effects of Terminating the Merger Agreement” beginning on page 48 of this proxy statement.

Further, if the merger is terminated and our board of directors seeks another merger or business combination, stockholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Until the merger is completed or the merger agreement is terminated, under certain circumstances, Ceres may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

Unless or until the merger agreement is terminated, subject to specified exceptions, Ceres is restricted from entering into or soliciting, initiating, knowingly encouraging or knowingly facilitating any inquiries or proposals that may lead to a proposal or offer for an alternative transaction with any person or entity other than GAFRI. As a result of these restrictions, Ceres may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to GAFRI. See “Terms of the Merger Agreement — No Solicitation of Competing Proposals” and “Terms of the Merger Agreement — Effects of Terminating the Merger Agreement” beginning on page 48 of this proxy statement.

Uncertainties associated with the merger may cause Ceres to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with Ceres if the merger is not completed. If the merger is not completed, this uncertainty may adversely affect our ability to attract and retain key management, marketing and technical personnel.

Certain Risks in the Event of Bankruptcy

If Ceres is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the merger consideration, payable to stockholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to claims of creditors of Ceres. If such a claim is asserted by the creditors of Ceres following the merger, there is a risk that persons who were stockholders at the effective time of the merger will be ordered by a court to return to Ceres’ trustee in bankruptcy all or a portion of the merger consideration.

There can be no assurance as to what standards a court would use to determine whether Ceres was solvent at the effective time of the merger. None of the legal counsel to Ceres, GAFRI or Garden Acquisition will express an opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.

Interests of Ceres Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and our executive officers have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The special committee and our board of directors were aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “— Background of the Merger.”

Change of Control Provisions in Employment Agreements and Related Matters

Upon the completion of the merger, change in control provisions in employment agreements with certain of Ceres’ executive officers will become effective.

Mr. Kilian

Pursuant to Mr. Kilian’s employment agreement, upon the occurrence of a “qualifying termination” following a change of control of Ceres, Mr. Kilian will be entitled to receive cash compensation equal to two years of base compensation at the time of termination (less $300,000 attributable to a signing bonus), plus the average annual bonus paid to Mr. Kilian in the two fiscal years immediately preceding the termination, plus, any additional discretionary bonus as may be determined by the board of directors.

A qualifying termination occurs only if, following a change of control, (a) Mr. Kilian voluntarily terminates his employment, or, if within 12 months after the change of control, Ceres (b) terminates Mr. Kilian’s employment other than for cause, (c) materially changes Mr. Kilian’s duties or (c) requires Mr. Kilian to relocate and he voluntarily terminates his employment.

Ms. Mesel

Pursuant to Ms. Mesel’s employment agreement, if Ms. Mesel terminates her employment for “good reason” (which includes the occurrence of a transaction that would result in Ceres stockholders ceasing to own at least 51% of the voting stock of Ceres as the proposed merger would), Ceres shall pay Ms. Mesel an amount equal to one year of salary at the time of termination, plus the annual bonus most recently paid by Ceres to Ms. Mesel.

Other Executive Officers

Pursuant to the employment agreements of Messrs. Billingsley, Giambra, Vickers and Wolfram, if an executive officer’s employment is terminated in connection with a change of control, the executive officer will be entitled to receive cash compensation equal to two years (or 18 months in the case of Messrs. Giambra and Wolfram) of salary at the time of termination. Mr. Nielsen’s employment agreement does not contain a change of control provision.

The following table shows the amount of potential cash severance estimated by Ceres to be payable to Ceres’ executive officers who are parties to employment agreements containing change of control provisions (with the exception of Mr. Nielsen), assuming an August 4, 2006 termination under circumstances entitling the executive officer to severance.

Amount of Potential Cash
Executive Officers	Severance Payment

Thomas J. Kilian	$1,362,375
Mark E. Billingsley	550,000
Ernest T. Giambra, Jr.	450,000
Kathleen L. Mesel	347,425
Mark A. Nielsen	677,425
David I. Vickers	640,000
Bradley A. Wolfram	345,000

Severance Arrangements

In connection with the proposed merger and the arrangements discussed above, GAFRI has agreed to provide each executive vice president with at least six (6) months’ prior notice if such executive vice president will be expected to relocate to a different city as a job requirement. Any executive vice president receiving such notice will have thirty (30) days during which to advise GAFRI whether or not he or she will relocate. Thereafter, if such executive vice president elects not to relocate, he or she will receive a one-year severance payment assuming such executive vice president faithfully performs such executive vice president’s duties through the date of termination of service. In addition, if such executive vice president determines not to relocate, GAFRI agreed to discuss with such person at that time the estimated length of his or her further service to GAFRI and plans for the transition of his or her responsibilities.

Ceres Stock Options and Restricted Stock Prior to the Merger

Upon completion of the merger, certain options to acquire shares of Ceres common stock that are outstanding under Ceres’ various stock incentive plans immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to the merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option. All payments made in respect of options will be subject to applicable withholding taxes.

The table below sets forth, as of June 16, 2006, for each of Ceres’ directors and executive officers, (a) the number of shares subject to vested options for Ceres common stock held by such person, (b) the value of such vested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $6.13 over the per share exercise price of the option by (ii) the number of shares subject to the option, (c) the number of additional options held by such person that will vest upon the effectiveness of the merger, (d) the value of such additional options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $6.13 over the per share exercise price of the option by (ii) the number of shares subject to the option, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $6.13 over the per share exercise price of the option by (ii) the number of shares subject to the option.

			Options that Will Vest
Directors and			as a Result of the
Executive Officers	Vested Options		Merger		Totals
	(a)	(b)	(c)	(d)	(e)	(f)
Name	Shares	Value	Shares	Value	Total Shares	Total Value

Thomas J. Kilian	187,500	$223,000	87,500	—	275,000	$223,000
Roland C. Baker	7,034	10,597	—	—	7,034	10,597
Mark E. Billingsley	—	—	—	—	—	—
Susan F. Cabrera	2,034	447	—	—	2,034	447
Michael A. Cavataio	17,034	77,397	—	—	17,034	77,397
Bradley E. Cooper(1)	47,034	447	—	—	47,034	447
Ernest T. Giambra, Jr.	—	—	100,000	—	100,000	—
Kathleen L. Mesel	15,000	3,200	—	—	15,000	3,200
Lynn C. Miller	5,000	—	—	—	5,000	—
Mark A. Nielsen	80,000	2,600	—	—	80,000	2,600
James J. Ritchie	12,589	21,570	—	—	12,589	21,570
William J. Ruh	17,404	26,179	—	—	17,404	26,179
Robert A. Spass(1)	46,664	77,316	—	—	46,664	77,316
David I. Vickers	100,000	418,000	—	—	100,000	418,000
Bradley A. Wolfram	—	—	50,000	$144,000	50,000	144,000
All directors and executive officers as a group (15 persons)(2)	492,293	$808,153	237,500	$144,000	729,793	$952,153

(1)	Includes options to purchase 45,000 shares of Ceres’ common stock which options are held by Insurance Partners Advisors, LLC of which Messrs. Cooper and Spass are managing members.

(2)	Totals include only once the options to purchase 45,000 shares of Ceres’ common stock held by Insurance Partners Advisors, LLC of which Messrs. Coopers and Spass are managing members.

Restricted stock grants were issued to certain executive officers as part of the 1999 Officer Bonus Plan, which is part of the Ceres 1998 Key Employee Share Incentive Plan. Half of the restricted stock will vest upon a change of control. The table below sets forth for each executive officer (a) the number of shares held by such person that have previously vested and become unrestricted, (b) the total payment made to such executive officer with respect to such fully vested shares, (c) the number of shares held by such executive officer that will fully vest and become unrestricted as a result of the merger, (d) the payment to be made to such executive officer with respect to those shares, calculated by multiplying (i) $6.13 per share by (ii) the number of shares described in clause (c), and without regard to deduction for taxes, (e) the aggregate number of shares subject to vested shares of restricted stock and shares that will vest as a result of the merger held by such person and (f) the aggregate value of all such vested shares of restricted stock and shares that will vest as a result of the merger (without regard to deductions for income taxes), calculated by multiplying (i) $6.13 per share by (ii) the number of shares of restricted stock.

			Shares that will Vest and
	Vested Shares of		Become Unrestricted as a
	Restricted Stock		Result of the Merger		Totals
	(a)	(b)	(a)	(b)	(a)	(b)
Name	Shares	Value	Shares	Value	Shares	Value

Thomas J. Kilian	12,500	$76,625	12,500	$76,625	25,000	$153,250
Mark E. Billingsley	—	—	—	—	—	—
Ernest T. Giambra, Jr.	—	—	—	—	—	—
Kathleen L. Mesel	3,750	22,987	3,750	22,988	7,500	45,975
Mark A. Nielsen	3,750	22,987	3,750	22,988	7,500	45,975
David I. Vickers	3,750	22,987	3,750	22,988	7,500	45,975
Bradley A. Wolfram	3,750	22,987	3,750	22,988	7,500	45,975
All executive officers as a group	27,500	$168,575	27,500	$168,575	55,000	$337,150

Ceres Success Bonus Award Program

Under the Ceres Group, Inc. Success Bonus Award Program, effective May 1, 2006, Ceres intends to make bonus payments to its executive officers who are employed by Ceres in such positions immediately prior to the completion of the merger. The aggregate amount of such bonuses may not exceed $600,000. The following table shows the bonus amounts that will be payable to Ceres’ executive officers upon completion of the merger under the Success Bonus Program.

Amount of
Executive Officers	Cash Payment

Thomas J. Kilian	$175,000
Mark E. Billingsley	75,000
Ernest T. Giambra, Jr.	50,000
Kathleen L. Mesel	100,000
Mark A. Nielsen	50,000
David I. Vickers	100,000
Bradley A. Wolfram	50,000

Indemnification and Insurance

The merger agreement provides that GAFRI will, or will cause the surviving corporation to, (i) honor all rights to indemnification existing in favor of our current and former officers and directors for acts and omissions occurring before the completion of the merger, (ii) not amend the provisions relating to indemnification or exculpation of the liability of directors in the surviving corporation’s organizational documents (in a manner adverse to the current or former directors and officers) and (iii) for six years after the completion of the merger and, subject to certain conditions, maintain Ceres’ current officers’ and directors’ liability insurance. See “Terms of the Merger

Agreement — Indemnification and Insurance of Ceres Directors and Officers” beginning on page 43 of this proxy statement.

Regulatory Matters

U.S. Antitrust Authorities

The HSR Act and the rules and regulations promulgated thereunder required that GAFRI, or American Financial Group, Inc., a 81% owner of GAFRI, and Ceres file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. The required notification and report forms were filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission on May 24, 2006, and the parties received notice of early termination of the waiting period under the HSR Act on June 6, 2006.

At any time before or after the completion of the merger, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Insurance Regulatory Authorities

The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that, before the acquisition of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, domiciled in that jurisdiction, the acquiring company must obtain the approval of the insurance commissioner of that jurisdiction. In connection with this state approval process, the necessary applications have been made with the insurance commissioners of Ohio and Nebraska, the domiciliary states of Ceres’ U.S. insurance company subsidiaries.

In addition, the insurance laws and regulations of certain U.S. states require that, before an acquisition of an insurance company doing business in that state or licensed by that state (or the acquisition of its holding company), a notice filing disclosing certain market share data in the applicable jurisdiction must be made and an applicable waiting period must expire or be terminated. These filings have been or will be made as necessary.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on Ceres.

Other than the filings described above, we are not aware of any regulatory approvals to be obtained, or waiting periods to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is approved by the Ceres stockholders, conditions may be placed on the merger that could cause us to abandon it.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Ceres common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Ceres common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of Ceres common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of Ceres common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of Ceres common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

Each holder of Ceres common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the merger will be taxable to stockholders for U.S. federal income tax purposes. A holder of Ceres common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Ceres common stock surrendered. Any such gain or loss generally will be capital gain or loss if the Ceres common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Ceres common stock for more than one year prior to the effective time of the merger. If the holder has held the Ceres common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of Ceres common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of Ceres common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Ceres common stock. See “Terms of the Merger Agreement — Payment for Ceres Common Stock in the Merger” beginning on page 37 of this proxy statement.

Appraisal Rights

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Appendix D Stockholders intending to exercise appraisal rights should carefully review Appendix D. Failure to follow precisely any of the statutory procedures set forth in Appendix D may result in a termination or waiver of these rights.

If the merger is completed, dissenting holders of Ceres common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of Ceres common stock appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of Ceres common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder must file a written demand for appraisal of shares with Ceres before the special meeting on August 4, 2006. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption and approval of the merger agreement. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt and approve the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. Any proxy or vote against the adoption and approval of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Ceres common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder of ours who elects to exercise appraisal rights should mail or deliver such stockholder’s written demand to Ceres Group, Inc. at our address at 17800 Royalton Road, Cleveland, Ohio 44136, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of such stockholder’s Ceres common stock. Within ten (10) days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Ceres, as the surviving corporation in the merger, must mail such written statement to the stockholder within ten (10) days after the stockholders’ request is received by Ceres or within ten (10) days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective time of the merger (but not thereafter), either Ceres or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Ceres shares of stockholders entitled to appraisal rights. Ceres has no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Ceres, which must, within twenty (20) days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Ceres. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears such party’s own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within sixty (60) days after the effective time of the merger, any stockholder will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw such stockholder’s demand for appraisal and receive payment for such stockholder’s shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Ceres stockholder to comply fully with the procedures described above and set forth in Appendix D to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Reinsurance Transactions

On May 30, 2006, GAFRI announced that it had entered into an agreement with American Enterprise Mutual Holding Company, through its affiliated companies, whereby American Enterprise will acquire through reinsurance the major medical business of the insurance subsidiaries of Ceres after completion of the merger. American Enterprise will pay an $11 million ceding commission in connection with the reinsurance. GAFRI also has had discussion with a reinsurer concerning a transaction whereby the reinsurer would reinsure 50% of the in-force business (other than the major medical business being reinsured) in exchange for a ceding commission of approximately $53 million.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Ceres, GAFRI and Garden Acquisition made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Delaware General Corporation Law, GAFRI will merge with and into Ceres and the separate corporate existence of Garden Acquisition will end. Ceres will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger, wholly-owned by GAFRI. The certificate of incorporation and bylaws of Ceres, as the surviving corporation, will be amended and restated in their entirety at the effective time of the merger to read as the certificate of incorporation and bylaws of Garden Acquisition.

The directors of Garden Acquisition will, from and after the effective time of the merger, be the initial directors of Ceres, as the surviving corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified. The officers of Ceres immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial officers of Ceres, as the surviving corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

When the Merger Becomes Effective

Ceres and GAFRI will file a certificate of merger with the Secretary of State of the State of Delaware on the second business day after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing), unless Ceres and GAFRI agree to another date in writing. The merger will become effective at the close of business on the date when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other later date and time as Ceres and GAFRI agree and specify in the certificate of merger.

If stockholders approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in Ceres’ third fiscal quarter of 2006. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options

The merger agreement provides that, at the effective time of the merger:

•	each share of Ceres common stock issued and outstanding immediately prior to the effective time of the merger (other than the shares of Ceres common stock owned by Ceres as treasury shares, the shares of Ceres common stock owned by GAFRI or Garden Acquisition and any shares of Ceres common stock owned by a direct or indirect subsidiary of Ceres) will be converted into the right to receive $6.13 in cash;

•	each share of Ceres common stock owned by Ceres as a treasury share will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it;

•	each share of Ceres common stock owned by GAFRI or Garden Acquisition will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it; and

•	each share of Garden Acquisition capital stock will be converted into and become one share of common stock of Ceres, as the surviving corporation.

Certain options granted to any current or former employee, consultant or director of Ceres to acquire Ceres common stock, which are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of:

•	the number of shares of Ceres common stock subject to such options; and

•	the excess, if any, of the per share merger consideration over the exercise price per share of such options.

678,706 options granted to current or former employees, consultants or directors of Ceres, which currently are outstanding, will not be canceled in the merger. The exercise price with respect to 550,000 of these options exceeds the per share merger consideration. We understand that GAFRI intends to offer to purchase these “out-of-the-money” options at a price not to exceed $0.25 per option share after the completion of the merger.

Payment for Ceres Common Stock in the Merger

At the effective time of the merger, GAFRI will cause Ceres, as the surviving corporation, to deposit with National City Bank, as paying agent, in trust for the benefit of the holders of Ceres common stock, sufficient cash to pay those holders the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further transfers in the records of Ceres or its transfer agent of certificates representing Ceres common stock and, if any certificates are presented to Ceres for transfer, they will be canceled against payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a stockholder of Ceres.

As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each record holder of Ceres common stock a letter of transmittal and instructions for use in effecting the surrender of their Ceres common stock certificates in exchange for the merger consideration. You should not send in your Ceres common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Ceres (as the surviving corporation), post a bond in a reasonable amount as Ceres directs as indemnity against any claim that may be made against Ceres with respect to such certificate.

The paying agent will promptly pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be canceled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. Ceres, GAFRI or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If payment is to be made to a person other than the person in whose name the Ceres common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

Any portion of the payment fund, and interest received with respect thereto, held by the paying agent that remains undistributed to our stockholders nine months after the effective time of the merger will be delivered to GAFRI, and any stockholders who have not properly surrendered their stock certificates will thereafter look, only as general creditors, to GAFRI for payment of the merger consideration in the amount due to them under the merger agreement. None of Ceres, the paying agent, GAFRI, Garden Acquisition or any other person will be liable to any stockholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

Representations and Warranties

Ceres has made certain customary representations and warranties in the merger agreement to GAFRI and Garden Acquisition, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of our certificate of incorporation, bylaws, contracts, permits or any laws as a result of the merger;

•	required stockholder vote;

•	capitalization;

•	subsidiaries;

•	documents filed with the SEC and the accuracy of the information contained in those documents;

•	accuracy of our financial statements and the absence of undisclosed liabilities;

•	information supplied for use in this proxy statement;

•	absence of certain changes;

•	taxes;

•	employee benefit plans;

•	environmental matters;

•	litigation and compliance with laws;

•	intellectual property;

•	material contracts;

•	insurance;

•	real estate and other assets;

•	labor relations and employment;

•	the opinions of the financial advisors;

•	finders’ and other fees;

•	inapplicability of anti-takeover statutes;

•	reserves;

•	reinsurance and retrocessions; and

•	no requirement to be registered as an investment company

Certain aspects of the representations and warranties of Ceres are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on Ceres means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, has been or would reasonably be expected to be material and adverse to the financial condition, business operations or results of operations of Ceres and its subsidiaries, taken as a whole.

Notwithstanding the foregoing, to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” on Ceres:

•	the announcement of the merger agreement and the transactions contemplated by the merger agreement;

•	factors affecting the economy or financial markets as a whole or generally affecting the life or health insurance industries or the lines of business of the type in which Ceres engages and not disproportionately affecting Ceres or any of its subsidiaries;

•	the suspension of trading in securities generally on the New York Stock Exchange or the NASDAQ National Market; or

•	the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of American or any part thereof.

Each of GAFRI and Garden Acquisition has made certain representations and warranties in the merger agreement to Ceres, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of their respective charters, bylaws, contracts, permits or any laws as a result of the merger;

•	information supplied for use in this proxy statement;

•	Garden Acquisition’s operations;

•	ownership of Ceres’ common stock;

•	financing;

•	brokers; and

•	litigation.

Certain aspects of the representations and warranties of GAFRI and Garden Acquisition are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on GAFRI and Garden Acquisition means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, has been or would reasonably be expected to be material and adverse to the financial condition, business operations or results of operations of GAFRI and Garden Acquisition, taken as a whole.

Notwithstanding the foregoing, to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” on GAFRI and Garden Acquisition:

•	the execution of the merger agreement and the public announcement of the merger agreement or any transaction contemplated by the merger agreement;

•	factors affecting the economy or financial markets as a whole or generally affecting the life and health insurance industries and not disproportionately affecting GAFRI and Garden Acquisition;

•	the suspension of trading in securities generally on the New York Stock Exchange or the NASDAQ National Market; or

•	the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.

The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Agreements Relating to Ceres’ Interim Operations

Ceres has agreed that until the completion of the merger, Ceres and its subsidiaries will carry on their businesses in the usual, regular and ordinary course of business consistent with past practice and will use commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their current relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers, employees and consultants, in each case to the end that their ongoing businesses will not be impaired in a manner that would have a material adverse effect on Ceres at the effective time of the merger.

In addition, Ceres has agreed, with certain exceptions, that neither it nor any of its subsidiaries will, prior to the completion of the merger, do any of the following without the prior written consent of GAFRI, which consent shall not be unreasonably withheld or delayed:

•	incur or commit to any capital expenditures, except for capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan previously delivered by Ceres to GAFRI, capital expenditures not covered in the budget plan up to an aggregate amount of $1,000,000 or capital expenditures consented to by GAFRI;

•	declare, set aside or pay any dividend or other distribution, with respect to any of its capital stock, except for dividends paid by wholly-owned subsidiaries of Ceres;

•	split, combine or reclassify any of its capital stock;

•	issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except by a wholly-owned subsidiary of Ceres which remains a wholly-owned subsidiary of Ceres after the completion of such transaction;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	issue, deliver or sell (i) any shares of its capital stock or any of its equity interests, (ii) any bonds, debentures, notes or other obligations having the right to vote on any matters on which stockholders may vote or (iii) any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any shares of capital stock or voting debt or convertible, exchangeable or exercisable for securities or any other equity interests, other than (a) issuances of Ceres common stock (u) upon the exercise of stock options outstanding on May 1, 2006, (v) upon the exercise of the warrant to purchase 25,000 shares of Ceres common stock, (w) in connection with restricted stock awards relating to 55,000 shares of Ceres common stock that were issued under Ceres’ 1998 Key Employee Share Incentive Plan, (x) to directors for payment of a portion of their directors’ fees consistent with past practice and (z) under Ceres’ Employee Stock Purchase Plan and Agent Stock Purchase Plan or (b) issuances by a wholly-owned subsidiary of Ceres of capital stock to the subsidiary’s parent or another wholly-owned subsidiary of Ceres;

•	amend its certificate of incorporation or bylaws;

•	acquire (or agree to acquire), in a single transaction or in a series of related transactions, any business or assets, other than transactions that are in the usual, regular and ordinary course of business or acquisitions which involve assets having a purchase price not in excess of $250,000 individually or $1 million in the aggregate;

•	sell, dispose of, transfer or divest any assets, including capital stock of any of its subsidiaries, businesses or divisions other than transactions that are in the usual, regular and ordinary course of business or which involve assets having a current value of not in excess of $250,000 individually or $1 million in the aggregate;

•	create, assume or otherwise consensually incur any lien on any asset other than liens (i) pursuant to, or permitted under, Ceres’ credit agreement, (ii) incurred in the usual, regular and ordinary course of business consistent with past practice or (iii) which could not reasonably be expected to have a material adverse effect on Ceres;

•	pay or commit to pay any severance or termination pay, except (i) for payments in the usual, regular and ordinary course of business consistent with past practice or (ii) as required to be paid by applicable law or to satisfy contractual obligations existing on May 1, 2006;

•	enter into any employment, deferred compensation, consulting, severance or other similar agreement, or any amendment to any such existing agreement, with any director, officer or key employee, except as required by applicable law, to satisfy contractual obligations existing on May 1, 2006 or if done in the usual, regular and ordinary course of business consistent with past practice;

•	increase or commit to increase in any material respect any employee benefits payable to any director, officer or employee, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments, except (i) in the usual, regular and ordinary course of business consistent with past practice, (ii) as required by an existing employee benefits plan or (iii) as required by applicable law or to satisfy contractual obligations existing on May 1, 2006;

•	adopt or commit to adopt any additional employee benefits plan, except in the usual regular and ordinary course of business consistent with past practice, as required by applicable law or to satisfy contractual obligations existing on May 1, 2006;

•	make any contribution to any employee benefits plan, other than (i) regularly scheduled contributions, (ii) contributions required pursuant to the terms of any employee benefits plan, (iii) as required by applicable law, (iv) to satisfy contractual obligations existing on May 1, 2006 or (v) in the usual, regular and ordinary course of business consistent with past practice;

•	amend or extend or commit to amend or extend any employee benefits plan in any material respect, except as required by applicable law or to avoid adverse tax consequences under Section 409A of the Code, to satisfy contractual obligations existing on May 1, 2006 or if done in the usual, regular and ordinary course of business consistent with past practice;

•	change in any material respect its methods of accounting or accounting practice as in effect at December 31, 2005, except for any such change as required by reason of a change in SEC guidelines, generally accepted accounting principles or statutory accounting practices;

•	change its fiscal year;

•	prepare or file any tax return materially inconsistent with past practice or, on a tax return, take any position, make any election, or adopt any accounting method that is materially inconsistent with positions taken, elections made or accounting methods used in preparing or filing similar tax returns in prior periods;

•	settle or compromise any material claim relating to taxes;

•	enter into any contracts, agreements or arrangements that limit or restrain Ceres from, or that would, after the effective time of the merger, limit or restrict GAFRI or Ceres from, engaging or competing in any business or in any geographic area or location;

•	alter the corporate structure or ownership of Ceres or any of its subsidiaries;

•	waive, release, assign, settle or compromise any material claims against Ceres or any of its subsidiaries or any litigation or arbitration, except (i) where the amount of any claim waived, released, assigned, settled or compromised, or the amount paid in any settlement or compromise, does not exceed $100,000 and (ii) the terms of the settlement or compromise would not prohibit or materially restrict Ceres from operating its business as currently conducted; or

•	agree, authorize or enter into any commitment to take any of the foregoing actions or that is intended to result in any of the conditions to the merger not being satisfied.

No Solicitation of Competing Proposals

The merger agreement provides that, until the effective time of the merger or the termination of the merger agreement, Ceres will not, whether directly or indirectly through its affiliates, advisors, agents or other intermediaries, and Ceres will direct and cause its and its subsidiaries’ respective officers, directors, affiliates, advisors, representatives or other agents not to:

•	solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal that constitutes an “acquisition proposal” (as defined below);

•	participate or engage in discussions or negotiations with, or disclose or provide any non-public information or data relating to Ceres or any of its subsidiaries to, or afford access to Ceres’ properties, books or records to, any person with respect to an acquisition proposal; or

•	accept an acquisition proposal or enter into any agreement or agreement in principle providing for or relating to an acquisition proposal, other than confidentiality agreements with terms and conditions, no less favorable to Ceres than the confidentiality agreement entered into by GAFRI with Ceres, but which may exclude standstill provisions, or enter into any agreement or agreement in principle requiring Ceres to abandon, terminate or fail to complete the transactions contemplated by the merger agreement.

However, Ceres may take any of the actions described in the second bullet point of the prior paragraph if, at any time prior to the completion of the merger:

•	Ceres has received an acquisition proposal from a third party that did not result from a breach of Ceres’ obligations under the preceding paragraph; and

•	the board of directors has determined in good faith, after consultation with its independent legal and financial advisors, that such acquisition proposal could reasonably be expected to result in a “superior proposal” (as defined below).

In such a case, the merger agreement requires Ceres to (i) provide notice to GAFRI and Garden Acquisition of the receipt of such acquisition proposal within two (2) business days after the board of directors has knowledge of the receipt of such acquisition proposal, (ii) not disclose any information to the third party making such acquisition proposal without entering into a confidentiality agreement with such third party with terms and conditions no less favorable to Ceres than the confidentiality agreement entered into by GAFRI with Ceres, but which may exclude standstill provisions, and (iii) promptly provide to GAFRI and Garden Acquisition any non-public information concerning Ceres provided to such third party which was not previously provided to GAFRI and Garden Acquisition.

For purposes of the merger agreement, the term “acquisition proposal” means any offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving Ceres or the acquisition or purchase of 20% or more of any class of equity securities of Ceres or any of its material subsidiaries then outstanding, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Ceres or any of its material subsidiaries, or a substantial portion of the assets of, Ceres or any of its subsidiaries taken as a whole, other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “material subsidiary” means any subsidiary whose consolidated revenues, net income or assets constitute 10% or more of the revenues, net income or assets of Ceres and its subsidiaries, taken as a whole.

For purposes of the merger agreement, the term “superior proposal” means a proposal made by a third party to enter into:

•	a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ceres as a result of which:

•	Ceres stockholders (other than such third party) prior to any such transaction, by virtue of their ownership of Ceres common stock, in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from the transaction or such entity’s ultimate parent entity, or

•	the individuals comprising the Ceres board of directors prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from the transaction or such entity’s ultimate parent entity following the transaction;

•	a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of Ceres and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions or

•	the acquisition, directly or indirectly, by a person of beneficial ownership of 50% or more of Ceres common stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise; and

•	which is on terms that the board of directors in good faith determines, based on such matters as it deems relevant and having considered the advice of its independent legal and financial advisors, the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that such transaction will be completed,

•	would result in a transaction that is more favorable to the stockholders, in their capacities as stockholders, from a financial point of view than the merger and the transactions contemplated by the merger agreement;

•	is with a person that has, or is reasonably likely to obtain the necessary funds to consummate the proposed transaction; and

•	is reasonably capable of being, and is reasonably likely to be, completed without undue delay.

Special Meeting of Ceres Stockholders; Recommendation of Our Board of Directors

The merger agreement provides that Ceres will use its commercially reasonable best efforts to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable for the purpose of considering and taking action upon the merger agreement. The merger agreement further provides that, except in certain circumstances, our board of directors must recommend approval of the merger agreement by Ceres’ stockholders.

Nothing in the merger agreement will prohibit Ceres or our board of directors from taking and disclosing to Ceres’ stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act or from making any disclosure required by applicable law or any disclosure to stockholders if, in the good faith judgment of the board of directors, after consultation with and having considered the advice of its independent legal and financial advisors, such disclosure is consistent with its fiduciary responsibilities to Ceres’ stockholders under applicable law.

Indemnification and Insurance of Ceres Directors and Officers

The merger agreement provides that:

•	GAFRI will, or will cause Ceres to, honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger, including all rights to advancement of expenses, existing on May 1, 2006 in favor of the current or former directors, officers, employees or agents of Ceres under Ceres’ articles of incorporation or bylaws or in any indemnification agreement previously disclosed by Ceres to GAFRI and Garden Acquisition and all such rights will survive the merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any directors, officers, employees or agents, unless required by applicable law or consented to in writing by the affected individuals; and

•	for six years after the effective time of the merger, Ceres will provide officers’ and directors’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger covering each person covered at or prior to the effective time by Ceres’ officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date of the merger agreement (although Ceres will not be required to expend more than an amount per year equal to 200% of the current annual premium paid by Ceres for such insurance to maintain or procure such insurance coverage).

Employee Matters

The merger agreement provides that:

•	for a period of not less than one year following the completion of the merger, Ceres, as the surviving corporation, will provide all individuals who are employees of Ceres and its subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the closing date of the merger, while employed by Ceres or its subsidiaries, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such persons as of May 1, 2006;

•	Ceres will continue to provide and recognize all accrued but unused paid time off as of the completion of the merger;

•	any pre-existing condition clause in any of the welfare plans, including medical, dental and disability coverage, established or maintained by Ceres after the completion of the merger will be waived for persons employed by Ceres at the completion of the merger, and persons employed by Ceres at the completion of the merger will be credited with service for all purposes under such newly established plans; and

•	for a period beginning on the closing date of the merger and ending no earlier than the first anniversary of the closing date of the merger, Ceres will provide notice of termination of pay in lieu thereof and severance pay, if applicable, to all individuals who are employees of Ceres and its subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the closing date of the merger, that is no less favorable than under the current practices of Ceres and its subsidiaries as in effect on May 1, 2006.

Other Agreements

The merger agreement provides that:

•	upon reasonable advance notice and subject to certain limitations, Ceres must:

•	give GAFRI, Garden Acquisition, and its and their respective counsel, financial advisors, affiliates, auditors and others authorized representatives, reasonable access during normal business hours to Ceres’ offices, properties, books and records,

•	furnish to the representatives of GAFRI and Garden Acquisition any financial and operating data and other information relating to Ceres and its operations as they may reasonably request, and

•	instruct its employees, counsel and financial advisors to cooperate with GAFRI and Garden Acquisition in their investigation of Ceres’ business;

•	upon the terms and subject to the conditions of the merger agreement, Ceres, GAFRI and Garden Acquisition will each use its commercially reasonable best efforts to take all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the merger;

•	Ceres, GAFRI and Garden Acquisition will cooperate with one another:

•	in connection with the preparation of this proxy statement,

•	in determining whether any action by or in respect of, or filing with, any governmental entity is required, or any actions, consents, approvals or waivers are required to be obtained from non-governmental third parties to any contracts (it being understood that each party shall consult with the other in connection with any material modifications to the relevant regulatory filings with the Ohio and Nebraska Departments of Insurance, and shall not modify such filings in any manner that would contravene such party’s obligation to use commercially reasonably best efforts to obtain such regulatory approvals as promptly as practicable), and

•	in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing any required information and seeking timely to obtain any such actions, consents, approvals or waivers;

•	Ceres will, and each of GAFRI and Garden Acquisition will, cause its “ultimate parent entity” to file with the Department of Justice and the Federal Trade Commission forms required under the HSR Act, which filing was made on May 24, 2006, and, subject to certain limitations relating to the sharing of information and joint participation in meetings with regulatory authorities, use its commercially reasonable best efforts to take or cause to be taken all actions necessary to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to complete the merger;

•	GAFRI and Garden Acquisition will make Form A filings with each of the Ohio and Nebraska Departments of Insurance with respect to the merger, which filings have been made, and GAFRI will promptly make all other filings and submissions of information with such Departments of Insurance which are required or requested to obtain the approvals required to complete the merger;

•	none of Ceres, GAFRI, Garden Acquisition or any of their affiliates will issue any press release or public announcement regarding the merger without the prior approval of the other parties, except to the extent required by law or any national securities exchange and after reasonable prior notice to the other parties;

•	Ceres, GAFRI and Garden Acquisition will each use its commercially reasonable best efforts to grant any required approvals under and act to eliminate or minimize the effects of any anti-takeover statute or regulation that is or may become applicable to the merger;

•	Ceres will promptly notify GAFRI and Garden Acquisition of:

•	any notice from any person alleging that its consent is or may be required in connection with the merger other than where the failure to obtain such consent could not reasonably be expected to have a company material adverse effect,

•	any notice from any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, and

•	any action, suit, charge or complaint commenced or, to Ceres’ knowledge, threatened against Ceres which is material to Ceres or which relates to the completion of the merger;

•	Ceres, GAFRI and Garden Acquisition will promptly notify each other in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure of any closing condition described under “— Conditions to the Merger;” and

•	Ceres will cooperate in good faith with GAFRI if and when GAFRI reasonably requests that certain Ceres assets or insurance reserves be transferred to a third party immediately prior to the effective time or that a reinsurance transaction be entered into contemporaneously with or immediately prior to the effective time; provided that (i) GAFRI has deposited the executed certificate of merger with a mutually agreed agent in Delaware for filing and deposited the merger consideration with the paying agent or (ii) Ceres is otherwise satisfied in its good faith judgment that there is no risk that the merger will not be completed.

The merger agreement contains certain other covenants, including a covenant relating to the delisting of Ceres’ common stock from the NASDAQ National Market.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of Ceres, GAFRI and Garden Acquisition to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following conditions:

•	the approval of the merger agreement by holders of a majority of the shares of Ceres common stock outstanding on the record date;

•	any applicable waiting periods under the HSR Act shall have expired or been terminated, and all notices, reports and other filings required to be made prior to the effective time of the merger with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time of the merger from, any governmental entity by GAFRI, Garden Acquisition, Ceres or any of their respective subsidiaries in connection with the merger (including the approvals of the Ohio and Nebraska Departments of Insurance) shall have been made or obtained, as the case may be, except for those (other than the approvals of the Ohio and Nebraska Departments of Insurance) the failure of which to be made or obtained could not reasonably be expected to have a material adverse effect on Ceres or GAFRI and Garden Acquisition; and

•	the absence of any law, judgment, decree, injunction or other order by a governmental entity that is in effect and prohibits completion of the merger and the absence of any proceeding instituted by a governmental entity seeking such any judgment, decree, injunction or other order.

Additional Closing Conditions for Ceres

Ceres’ obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•	the representations and warranties of GAFRI and Garden Acquisition with respect to organization and authorization shall be true and correct in all respects with regard to any such representations containing limitations as to materiality or material adverse effect and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the effective time of the merger (or, to the extent such representations and warranties speak as of an earlier date, they need only be true and correct in all respects as of such earlier date);

•	the representations and warranties of GAFRI and Garden Acquisition (other than the representations and warranties referred to in the immediately preceding bullet point) shall be true and correct in all respects when made and as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to any limitations as to materiality or material adverse effect, except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have a material adverse effect on GAFRI and Garden Acquisition;

•	GAFRI and Garden Acquisition shall have performed in all material respects their agreements and covenants in the merger agreement that are required to be performed at or prior to the effective time of the merger; and

•	Ceres shall have received certificates signed by an executive officer of each of GAFRI and Garden Acquisition to the effect that the conditions described in the three prior bullet points have been satisfied.

Additional Closing Conditions for GAFRI and Garden Acquisition

GAFRI’s and Garden Acquisition’s obligations to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•	the representations and warranties of Ceres with respect to organization, authorization and capitalization shall be true and correct in all respects with regard to any such representations containing limitations as to materiality or material adverse effect and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the effective time of the merger (or, to the extent such representations and warranties speak as of a earlier date, they need only be true and correct in all respects as of such earlier date);

•	the representations and warranties of Ceres (other than the representations and warranties referred to in the immediately preceding bullet point) shall be true and correct in all respects when made and as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to any limitations as to materiality or material adverse effect, except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have a material adverse effect on Ceres;

•	Ceres shall have performed in all material respects each of its agreements and covenants in the merger agreement that are required to be performed by it at or prior to the completion of the merger; and

•	GAFRI and Garden Acquisition shall have received certificates signed by an executive officer of Ceres to the effect that the conditions described in the three prior bullet points have been satisfied or waived.

There is no financing condition to GAFRI’s and Garden Acquisition’s obligations to complete the merger. As stated above, the closing conditions to the merger may be waived to the extent permitted by applicable law. Ceres may waive any of the conditions listed under the heading “Additional Closing Conditions for Ceres.” Similarly, GAFRI or Garden Acquisition may waive any of the conditions listed under the heading “Additional Closing Conditions for GAFRI and Garden Acquisition.” Despite their ability to do so, no party to the merger agreement, as of the date of this proxy statement, intends to waive any closing condition. The conditions relating to stockholder approval and prohibition or disallowance of the merger by a governmental entity may not be waived by any party to the merger agreement.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

GAFRI, Garden Acquisition and Ceres may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger upon the mutual written consent of the parties. Any of GAFRI, Garden Acquisition or Ceres may also terminate the merger agreement at any time if:

•	the merger shall not have occurred on or before December 31, 2006 (but no party may terminate the merger agreement on this basis if its failure to fulfill any obligation, or other breach, under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before December 31, 2006);

•	any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

•	the approval by stockholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment of such meeting.

Circumstances Under Which GAFRI or Garden Acquisition May Terminate the Merger Agreement

Each of GAFRI and Garden Acquisition may also terminate the merger agreement at any time, if:

•	our board of directors or any committee thereof withdraws, modifies or changes in any manner adverse to GAFRI or Garden Acquisition its recommendation that the holders of shares of Ceres common stock vote for the approval of the merger agreement and the transactions contemplated thereby, including the merger;

•	our board of directors or any committee thereof approves or recommends an acquisition proposal that it has determined constitutes a superior proposal; or

•	there is a breach by Ceres of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under

“— Conditions to the Merger — Additional Closing Conditions for GAFRI and Garden Acquisition” and which has not been cured, or is not capable of being cured, within twenty (20) business days following receipt by Ceres of written notice from GAFRI and Garden Acquisition of such breach.

Circumstances Under Which Ceres May Terminate the Merger Agreement

Ceres may also terminate the merger agreement at any time, if:

•	there is a breach by GAFRI or Garden Acquisition of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under “— Conditions to the Merger — Additional Closing Conditions for Ceres” and which has not been cured, or is not capable of being cured, within twenty (20) business days following receipt by GAFRI or Garden Acquisition of written notice from Ceres of such breach; or

•	(i) our board of directors authorizes Ceres to enter into a definitive agreement concerning a transaction that constitutes a superior proposal and Ceres notifies GAFRI in writing that it intends to enter into such an agreement and (ii) Ceres prior to or concurrently with such termination pays to GAFRI in immediately available funds a termination fee equal to $6.15 million.

Effects of Terminating the Merger Agreement

If the merger agreement is terminated, the merger agreement shall become void and there shall be no liability or obligation on the part of Ceres, GAFRI or Garden Acquisition or their respective officers or directors, except, in general, as provided in this section and under “— Fees and Expenses” and except that neither Ceres nor GAFRI or Garden Acquisition shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of the merger agreement and except that the confidentiality agreement entered into among the parties shall survive such termination.

Ceres has agreed to pay GAFRI the termination fee of $6.15 million if the merger agreement is terminated:

•	by Ceres if (i) our board of directors authorizes Ceres to enter into a definitive agreement concerning a transaction that constitutes a superior proposal and Ceres notifies GAFRI in writing that it intends to enter into such an agreement and (ii) Ceres prior to or concurrently with such termination pays to GAFRI in immediately available funds the termination fee of $6.15 million; or

•	by GAFRI or Garden Acquisition if (i) our board of directors or any committee thereof withdraws, modifies or changes in any manner adverse to GAFRI or Garden Acquisition its recommendation that the holders of shares of Ceres common stock vote for the approval of the merger agreement and the transactions contemplated thereby, including the merger, or (ii) the Ceres board of directors or any committee thereof approves or recommends an acquisition proposal that it has determined constitutes a superior proposal; or

Ceres has agreed to reimburse GAFRI for all out-of-pocket expenses of GAFRI and its affiliates, including fees and expenses of financial advisors, outside legal counsel and accountants, incurred in connection with the merger, up to a maximum amount of $500,000, if the merger agreement is terminated:

•	by Ceres, GAFRI or Garden Acquisition, if the approval by stockholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment of such meeting;

•	by GAFRI or Garden Acquisition, if there is a breach by Ceres of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under “— Conditions to the Merger — Additional Closing Conditions for GAFRI and Garden Acquisition” and which has not been cured, or is not capable of being cured, within twenty (20) business days following receipt by Ceres of written notice from GAFRI and Garden Acquisition of such breach;

provided, that on or before the date of any such termination an acquisition proposal with respect to Ceres shall have been publicly announced, disclosed or otherwise communicated to the Ceres board of directors and, in the case of the first bullet only, such acquisition proposal shall not have been withdrawn prior to the special meeting.

Ceres has agreed to pay GAFRI $6.15 million (less expenses reimbursed up to $500,000) if the merger agreement is terminated:

•	by Ceres, GAFRI or Garden Acquisition, if the approval by stockholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment of such meeting;

•	by GAFRI or Garden Acquisition, if there is a breach by Ceres of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under “— Conditions to the Merger — Additional Closing Conditions for GAFRI and Garden Acquisition” and which has not been cured, or is not capable of being cured, within twenty (20) business days following receipt by Ceres of written notice from GAFRI and Garden Acquisition of such breach;

provided, that (i) on or before the date of any such termination an acquisition proposal with respect to Ceres shall have been publicly announced, disclosed or otherwise communicated to the Ceres board of directors and, in the case of the first bullet only, such acquisition proposal shall not have been withdrawn prior to the special meeting, (ii) within nine months of any such termination Ceres or a third party consummates, or Ceres enters into a definitive agreement with a third party for, a transaction that would qualify as a superior proposal and (iii) in the case of a termination pursuant to the second bullet only, the breach giving rise to such termination was intentional.

Either party may terminate without payment of fees if the merger agreement is terminated because the merger has not been completed before December 31, 2006 (other than due to breach by terminating party).

Fees and Expenses

Except as otherwise described under “— Effects of Terminating the Merger Agreement,” all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

Modification or Amendment of the Merger Agreement

Any provision of the merger agreement may be amended, modified or waived by Ceres, GAFRI or Garden Acquisition, acting through their respective boards of directors, prior to the completion of the merger. However, no such amendment, modification or waiver by Ceres will be effective unless it is authorized by the board of directors and, after the approval of the merger agreement by Ceres’ stockholders, there shall not be made any amendment that by applicable law or regulation requires the further approval by stockholders without such further approval.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Other than as set forth in this proxy statement, during the past two years, none of Ceres, GAFRI, Garden Acquisition and their respective executive officers, directors, members or controlling persons have been involved in a transaction (i) with Ceres or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of Ceres’ consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year, or (ii) with any executive officer, director or affiliate of Ceres that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000. Except as described under “The Merger — Background of the Merger” beginning on page 14 of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Ceres’ securities, election of Ceres’ directors or sale or other transfer of a material amount of Ceres’ assets (i) between Ceres or any of its affiliates, on the one hand, and Ceres, GAFRI, Garden Acquisition, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of Ceres or (iii) between Ceres and its affiliates, on the one hand, and any person not affiliated with Ceres who would have a direct interest in such matters, on the other hand.

MARKETS AND MARKET PRICE

Our common stock trades on the NASDAQ National Market under the symbol CERG. As of June 16, 2006, there were 33,317,892 shares of common stock outstanding, held by approximately 2,381 stockholders of record.

The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported by the NASDAQ Monthly Statistical Reports.

	High	Low

2004
First Quarter	$7.32	$5.64
Second Quarter	$7.37	$5.80
Third Quarter	$6.10	$5.24
Fourth Quarter	$5.89	$4.50
2005
First Quarter	$5.50	$4.69
Second Quarter	$6.25	$5.27
Third Quarter	$6.50	$5.47
Fourth Quarter	$5.81	$4.75
2006
First Quarter	$5.66	$5.00
Second Quarter (through June 23, 2006)	$6.05	$5.07

On May 1, 2006, the last trading day before Ceres publicly announced the execution of the merger agreement, the high and low sale prices for Ceres common stock as reported on the NASDAQ National Market were $5.26 and $5.06 per share, respectively, and the closing sale price on that date was $5.08. On June 23, 2006, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for Ceres common stock as reported on the NASDAQ National Market were $6.03 and $5.99 per share, respectively, and the closing sale price on that date was $6.00.

STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR CERES COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

Ceres has not paid any cash dividends on its common stock since the end of 1996 and does not anticipate declaring or paying any cash dividends in the foreseeable future. Ceres’ credit agreement, as amended, contains financial and other covenants that, among other matters, limit the payment of cash dividends on our common stock.

Dividends paid by our insurance subsidiaries to us are limited by state insurance regulations. The insurance regulator in the insurer’s state of domicile may disapprove any dividend which, together with other dividends paid by an insurance company in the prior 12 months, exceeds the regulatory maximum as computed for the insurance company based on its statutory surplus and net income. On February 24, 2005, Central Reserve Life Insurance Company received approval from the Ohio Department of Insurance to pay an extraordinary dividend of up to $12 million to Ceres, its parent company. A dividend of $10 million was subsequently paid on May 4, 2005 and was used for the stock repurchase program in 2005. On December 30, 2005, Continental General Insurance Company paid Ceres a dividend of $7 million. In 2006, Continental General could pay a dividend to Ceres of up to $6.2 million without prior approval of its state regulator. However, in 2006, Central Reserve would be prohibited from paying any dividends without prior approval of its state regulator due to its statutory level of unassigned surplus.

In addition, under the merger agreement, Ceres has agreed not to pay any cash dividends on its common stock before the completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below contains information regarding the beneficial ownership of shares of Ceres common stock by each person or entity known by Ceres to beneficially own 5% or more of the total number of outstanding shares of Ceres common stock. This information has been obtained from filings with the SEC as of June 16, 2006. The table below also contains information regarding the beneficial ownership of shares of Ceres common stock as of June 16, 2006 by (i) the Chief Executive Officer, (ii) all other executive officers of Ceres serving as such as of June 16, 2006 and (iii) the directors and executive officers of Ceres as of June 16, 2006 as a group (15 individuals).

	Beneficial Ownership(1)
Name and Address (2)	Shares	Options(3)	Total	Percent

Donald Smith & Co., Inc.	3,627,959	—	3,627,959	10.9%
152 West 57th Street
New York, NY 10019
Wells Fargo & Company(4)	3,476,125	—	3,420,959	10.3%
420 Montgomery Street
San Francisco, CA 94104
Matthew Byrnes and Felice Gelman(5)	2,820,000	—	2,820,000	8.5%
780 Third Avenue, 30th Floor
New York, NY 10017
Perry Corporation	2,728,600	—	2,728,600	8.2%
599 Lexington Avenue, 36th Floor
New York, NY 10022
Dimensional Fund Advisors, Inc.	2,179,093	—	2,179,093	6.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Castle Creek Capital Partners Fund IIa, LP(6)	1,171,725	—	1,171,725	3.5%
6051 El Tordo
Rancho Santa Fe, CA 92067
Castle Creek Capital Partners Fund IIb, LP(6)	494,942	—	494,942	1.5%
6051 El Tordo
Rancho Santa Fe, CA 92067
Thomas J. Kilian(7)	30,610	275,000	305,610	*
Robert A. Spass(8)	94,115	46,664	140,779	*
Michael A. Cavataio	95,334	17,034	112,368	*
David I. Vickers	12,257	100,000	112,257	*
Ernest T. Giambra, Jr.(9)	1,152	100,000	101,152	*
Mark A. Nielsen	12,936	80,000	92,936	*
William J. Ruh(6)	63,756	17,404	81,160	*
Bradley E. Cooper(8)	13,083	47,034	60,117	*
Bradley A. Wolfram(10)	9,645	50,000	59,645	*
Kathleen L. Mesel	14,967	15,000	29,967	*
James J. Ritchie	13,846	12,589	26,435	*
Roland C. Baker	11,779	7,034	18,813	*
Susan F. Cabrera	11,402	2,034	13,436	*
Lynn C. Miller	8,105	5,000	13,105	*
Mark E. Billingsley	1,980	—	1,980	*
All current directors and executive officers as a group (15 individuals) (11)	394,967	729,793	1,124,760	3.3%

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the options and/or shares of stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Ceres Group, Inc., 17800 Royalton Road, Cleveland, Ohio 44136.

(3)	Options to purchase shares that are presently or will become exercisable within 60 days or which will become exercisable upon completion of the merger.

(4)	The number of shares reported as beneficially owned by Wells Fargo & Company represents its indirect beneficial interest in shares of our Common Stock owned by Wells Capital Management Incorporated, a registered investment advisor of which Wells Fargo & Company is the parent holding company.

(5)	The number of shares reported as beneficially owned by Mr. Byrnes and Ms. Gelman represent their indirect beneficial interest in 2,600,000 shares of our common stock directly held, in the aggregate, by SuNOVA Offshore, Ltd. by virtue of their serving as co-managing members of each of the general partners. The general partners are SuNOVA Holdings, LLC, which controls 1,050,100 shares of our common stock through the direct ownership of its general partners, SuNOVA Partners, L.P. in the amount of 885,500 common shares and SuNOVA Long-Term Opportunity Fund, L.P. in the amount of 164,600 common shares. SuNOVA Capital, L.P. serves as investment manager to SuNOVA Offshore, Ltd., thereby controlling SuNOVA Offshore, Ltd.’s 1,549,900 common shares. SuNOVA, LLC is the general partner of SuNOVA Capital, L.P.

(6)	Mr. Ruh is a managing partner of Castle Creek Capital, general partner of Castle Creek Capital Partners Fund IIa, LP and Castle Creek Capital Partners Fund IIb, LP. Mr. Ruh disclaims beneficial ownership of all shares owned by the Castle Creek funds.

(7)	Includes options to purchase 87,500 shares that will become exercisable upon completion of the merger. Options with respect to all of these shares have an exercise price above the per share merger consideration.

(8)	22,386 shares are held by Insurance GenPar, L.P., of which Mr. Spass is the 40% owner. Mr. Spass disclaims beneficial ownership of these shares. Insurance Partners Advisors, LLC, a limited liability company in which both Messrs. Cooper and Spass are members, holds a total of 45,000 stock options for which they disclaim beneficial ownership.

(9)	Consists of options to purchase 100,000 shares that will become exercisable upon completion of the merger. Options with respect to all of these shares have an exercise price above the per share merger consideration.

(10)	Consists of options to purchase 50,000 shares that will become exercisable upon completion of the merger. Options with respect to none of these shares have an exercise price above the per share merger consideration.

(11)	Totals include only once the options to purchase 45,000 shares of Ceres’ common stock held by Insurance Partners Advisors, LLC of which Messrs. Cooper and Spass are managing members.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of December 31, 2005 and December 31, 2004 and for each of the three years for the period ended December 31, 2005, incorporated by reference in this proxy statement, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report incorporated by reference in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of Ceres. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed, Ceres will inform its stockholders, by press release or other means determined reasonable by Ceres, of the date by which stockholder proposals must be received by Ceres for inclusion in the proxy materials relating to Ceres’ 2007 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

Ceres files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about Ceres and will be made available for inspection and copying at Ceres’ executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by Ceres at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Ceres’ SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at www.sec.gov. You can also inspect reports, proxy statements and other information about Ceres at the offices of the NASDAQ National Market. For further information on obtaining copies of our public filings at the NASDAQ National Market, you should call 1-800-261-0148.

A list of stockholders will be available for inspection by stockholders of record at Ceres’ executive offices at 17800 Royalton Road, Cleveland, Ohio 44136 during regular business hours beginning two (2) business days after notice of the special meeting is given and continuing to the date of the special meeting. The list of stockholders will be available at the special meeting or any adjournment thereof.

The SEC allows Ceres to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that Ceres may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Ceres files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Ceres later files with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

Ceres incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Ceres also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Ceres’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Ceres’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006; and

•	Ceres’ Current Reports on Form 8-K filed with the SEC on May 4, 2006 and June 8, 2006.

Ceres undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. These documents incorporated by reference are also available on Ceres’ website at www.ceresgroupinc.com. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Ceres Group, Inc.
Attention: Investor Relations
17800 Royalton Road
Cleveland, Ohio 44136
Telephone number: 1-800-643-2474

You may also obtain documents incorporated by reference by requesting them in writing or by telephone from D.F. King & Co., Inc., our proxy solicitor, at the following address and telephone number:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Telephone number: 1-212-269-5550

Documents should be requested by July 28, 2006 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Ceres since the date of this proxy statement or that the information herein is correct as of any later date.

GAFRI and Garden Acquisition have supplied, and Ceres has not independently verified, the information in this proxy statement relating to GAFRI and Garden Acquisition.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Ceres has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated June 27, 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Ceres will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
by and among
GREAT AMERICAN FINANCIAL RESOURCES, INC.,
PROJECT GARDEN ACQUISITION INC.
and
CERES GROUP, INC.
Dated as of May 1, 2006
and amended as of May 12, 2006

A-i

A-ii

SCHEDULES

Section 2.9	Option and Warrant Consideration
Section 3.3	Consents and Approvals; No Violations
Section 3.4	Capitalization
Section 3.5	Subsidiaries
Section 3.7	Financial Statements; No Undisclosed Liabilities
Section 3.10	Taxes
Section 3.11	Employee Benefit Plans
Section 3.15	Material Contracts
Section 3.17	Real Estate; Assets
Section 3.18	Labor and Employment
Section 3.20	Finders’ and Other Fees
Section 3.23	Reinsurance and Retrocessions
Section 5.1	Conduct of the Business of the Company
Section 5.6	Director and Officer Liability
Section 5.14	Employees and Employee Benefit Plans

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 1, 2006, and amended as of May 12, 2006 (this “Agreement”), by and among Great American Financial Resources, Inc., a Delaware corporation (“Parent”), Project Garden Acquisition Inc., a Delaware corporation (“Acquisition Sub”), and Ceres Group, Inc., a Delaware corporation (the “Company”) (Acquisition Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Company Board”), based upon the recommendation of a special committee thereof consisting solely of disinterested directors (the “Special Committee”), has approved and adopted this Agreement and the transactions contemplated hereby, has determined that the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company being the surviving corporation (the “Surviving Corporation”), whereby each issued and outstanding share of Common Stock, par value $.001 per share, of the Company (the “Company Common Stock”), not owned directly or indirectly by Parent, Acquisition Sub or the Company, will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive cash in an amount equal to $6.13 per share, is fair to, and in the best interests of, the holders of such shares of Company Common Stock and has recommended that the Company’s stockholders adopt this Agreement and approve the Merger; and

WHEREAS, the respective Boards of Directors of Parent and Acquisition Sub have each approved and adopted this Agreement and the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, concurrently with the execution and delivery of this Agreement, is approving this Agreement and the transactions contemplated hereby, including the Merger, as the sole stockholder of Acquisition Sub, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.   Upon the terms and subject to the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquisition Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Acquisition Sub shall thereupon cease. Following the Effective Time, the Company, as the Surviving Corporation, shall succeed to and assume all of the rights and obligations of Acquisition Sub in accordance with the DGCL.

Section 1.2  Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the second Business Day after satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of those conditions), at the headquarters of the Company in Cleveland, Ohio, unless another time, date or place is agreed to by the parties hereto (the “Closing Date”).

Section 1.3  Effective Time.   The Merger shall become effective at the close of business on the date when a certificate of merger relating to the Merger (the “Certificate of Merger”), in such form and as required by and executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other date and time as the Constituent Corporations shall agree should be specified in the Certificate of Merger. When used in this Agreement, the term “Effective Time” means the later of the close of business on the date on which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later date and time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver (subject to Applicable Law) of the conditions to the Merger set forth in Article VI.

ARTICLE II

EFFECTS OF THE MERGER

Section 2.1  Effects of the Merger.   The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2  Certificate of Incorporation.   The Certificate of Incorporation of Acquisition Sub (the “Acquisition Sub Certificate of Incorporation”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.

Section 2.3  Bylaws.   The Bylaws of Acquisition Sub (the “Acquisition Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, by Applicable Law or the Certificate of Incorporation.

Section 2.4  Officers.   From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected, as the case may be.

Section 2.5  Directors.   From and after the Effective Time, the directors of Acquisition Sub shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6  Cancellation of Treasury Stock and Parent Owned Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of Company Common Stock that is held by the Company or any of its Subsidiaries shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor, and (ii) each issued and outstanding share of Company Common Stock that is owned by Parent or Acquisition Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

Section 2.7  Conversion of Company Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6 and Dissenting Shares) shall be converted into the right to receive $6.13 in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer remain outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.10, without interest or dividends.

Section 2.8  Conversion of the Capital Stock of Acquisition Sub.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

Section 2.9  Option and Warrant Consideration.   Each Company Stock Option which is outstanding under the plan and agreement listed in Section 2.9(a) of the Company Disclosure Schedule immediately prior to the Effective Time and the warrant to purchase 25,000 shares of Company Common Stock (the “Company Warrant”), whether or not exercisable, shall be canceled, effective as of the Effective Time, in exchange for a single lump sum cash payment from the Surviving Corporation (less any applicable income or employment Tax withholding) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option or Company Warrant immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (the “Option Consideration”) or Company Warrant (the “Warrant Consideration”). The Company shall offer the holders of Company Stock Options outstanding under the plans and agreements listed in Section 2.9(b) of the Company Disclosure Schedule the opportunity to receive a cash payment in lieu of exercise of such Company Stock Options and the receipt of Merger Consideration.

Section 2.10  Exchange of Certificates.   (a) Paying Agent. Prior to the Effective Time, National City Bank, or such other bank or trust company reasonably acceptable to the Company and Parent, shall be designated by Parent to act as the Paying Agent (the “Paying Agent”) for payment of the Merger Consideration.

(b) Deposit with Paying Agent.   At the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, deposit or cause to be deposited with the Paying Agent, separate and apart from its other funds, as a trust fund for the benefit of the holders of issued and outstanding shares of Company Common Stock, other than such shares held by Parent, Acquisition Sub, the Company or any Subsidiary of the Company (each, a “Holder”), cash in the amount equal to the aggregate Merger Consideration which Holders are entitled to receive pursuant to this Article II, with irrevocable instructions and authority to such Paying Agent to pay to each respective Holder, as evidenced by a list of such Holders certified by an officer of the Company or the Company’s transfer agent, for each share of Company Common Stock, the Merger Consideration upon surrender of their respective Certificates as provided herein. Except as provided in Sections 2.10(c), 2.10(d) and 2.10(e), any such deposit of funds shall be irrevocable.

(c) Exchange Procedures.   As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and, if permitted by the Paying Agent, to make available for collection by hand) to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other customary provisions as Parent and the Surviving Corporation may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash (pursuant to Section 2.7) to be received by the holder thereof pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder of a Certificate; provided, that payment by hand is permitted by the Paying Agent) within three (3) Business Days of receipt thereof, and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of the Holders on the Merger Consideration payable upon the surrender of the Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration. All cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights of the respective Holders pertaining to such shares of Company Common Stock.

(d) Termination of Merger Fund.   Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 2.10 and any interest received with respect thereto (the “Merger Fund”) that remains undistributed to the holders of the Certificates for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation, upon, and in accordance with, any demand by the Surviving Corporation therefor, and any holders of Certificates who have not theretofore complied with this Section 2.10 shall thereafter look, as general creditors thereof, only to the Surviving Corporation for payment of their claim, if any, for the cash to which such holders may be entitled at such time, subject to applicable escheat and abandoned property and similar laws.

(e) No Liability.   None of Parent, Acquisition Sub, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any cash held in the Merger Fund delivered to a public official pursuant to any applicable escheat, abandoned property or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Merger Fund.   The Paying Agent shall invest the cash included in the Merger Fund as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000. Any interest or other income resulting from such investments shall be paid to the Surviving Corporation; provided, that any such investment or any such payment of interest or other income may not delay the receipt by Holders of any Merger Consideration.

(g) Transfer Taxes.   If any cash is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

(h) Withholding Rights.   The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of a Certificate such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing authority by the Surviving Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the Certificate in respect of which such deduction and withholding was made by the Surviving Corporation.

(i) Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.

(j) Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder of Company Common Stock (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such shares and otherwise properly perfected and not withdrawn or lost such holder’s rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL shall not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in this Article II.   Notwithstanding anything to the contrary contained in this Section 2.10, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

(k) Adjustments to Prevent Dilution or Unjust Enrichment.   If prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule where it is readily apparent that the matters so disclosed are applicable to such other sections, (ii) as disclosed in reasonable detail in the Company SEC Documents filed prior to the date of this Agreement or (iii) as expressly contemplated or permitted under this Agreement or any agreement contemplated hereby or thereby, the Company hereby represents and warrants to Parent and to Acquisition Sub as follows:

Section 3.1  Organization.   The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and have the requisite power and authority to carry on their respective businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing could not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition Sub true and complete copies of the Company’s Certificate of Incorporation, as amended, in effect as of the date of this Agreement (the “Company Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws in effect as of the date of this Agreement (the “Company Bylaws”) and the charter and bylaws (or similar organizational documents) of each of its Subsidiaries.

Section 3.2  Authorization.   (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject to receipt of the Company Stockholder Approval) to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved by the Special Committee and the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement (subject to receipt of the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Special Committee, at a meeting duly called and held, has by vote of all its members approved and declared this Agreement and the Merger advisable and has determined that the Merger is fair to the Company’s stockholders. The Company Board, at a meeting duly called and held, based upon the recommendation of the Special Committee and subject to the terms and conditions set forth herein, (i) has approved and declared this Agreement and the Merger advisable and has determined that the Merger is fair to the Company’s stockholders and

(ii) has recommended approval by the stockholders of the Company of this Agreement and the Merger, subject to the right of the Company Board to withdraw or modify its recommendation of this Agreement and the Merger.

(c) Under Applicable Law and the Company Certificate of Incorporation, the affirmative vote of a majority of the votes represented by the shares of Company Common Stock outstanding on the record date, established by the Company Board in accordance with the Company Bylaws, Applicable Law and this Agreement, at the Special Meeting (the “Company Stockholder Approval”) is the only vote of the Company’s stockholders required to approve this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.3  Consents and Approvals; No Violations.   Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, state insurance laws, state blue sky, securities or takeover laws and Nasdaq National Market requirements, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company Certificate of Incorporation or the Company Bylaws or of the similar organizational documents of any Subsidiary thereof, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, require the consent from or the giving of notice to a Third Party pursuant to, or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of the Company or any of its Subsidiaries or (iv) violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, requirements, obligations, defaults, failures, breaches, rights or violations that could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4  Capitalization.   (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, (ii) 1,900,000 shares of non-voting preferred stock, par value $0.001 per share (the “Company Non-Voting Preferred Stock”) and (iii) 100,000 shares of convertible voting preferred stock, par value $0.001 per share (the “Company Voting Preferred Stock”).

(b) (i) At the close of business on April 26, 2006, 33,295,044 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

(ii) At the close of business on April 26, 2006, no shares of Company Non-Voting Preferred Stock were issued and outstanding;

(iii) At the close of business on April 26, 2006, no shares of Company Voting Preferred Stock were issued and outstanding;

(iv) At the close of business on April 26, 2006, 1,703,703 shares of Company Common Stock were held in the treasury of the Company or by its Subsidiaries;

(v) At the close of business on April 26, 2006, 3,000,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options issued under the Company’s 1998 Key Employee Share Incentive Plan (the “Company 1998 Share Incentive Plan”) of which 1,170,103 shares were subject to outstanding stock options;

(vi) At the close of business on April 26, 2006, no shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options issued under the Company’s 1998 Employee Stock Option Plan (the “Company 1998 Employee Stock Option Plan”) and 285,000 shares were subject to outstanding stock options;

(vii) At the close of business on April 26, 2006, no shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options issued under the Company’s 1999 Special Agents’ Stock Option Plan (the “Company 1999 Special Agents’ Stock Option Plan”) and 78,706 shares were subject to outstanding stock options;

(viii) At the close of business on April 26, 2006, 426,535 shares of Company Common Stock were reserved for future issuance under the Employee Stock Purchase Plan and the Agent Stock Purchase Plan;

(ix) At the close of business on April 26, 2006, 321,214 shares of Company Common Stock were reserved for future issuance under the Company’s 401(k) Savings Plan;

(x) At the close of business on April 26, 2006, 315,000 shares of Company Common Stock were subject to outstanding stock options under the agreements with individuals described in Section 3.4(c) below;

(xi) At the close of business on April 26, 2006, restricted stock awards relating to 55,000 shares of Company Common Stock (the “Company Restricted Stock Awards”) had been issued under the 1998 Key Employee Share Incentive Plan; and

(xii) At the close of business on April 26, 2006, a Company Warrant relating to 25,000 shares of Company Common Stock was issued and outstanding.

(c) The Company has delivered to Parent a correct and complete list as of the date set forth in Section 3.4(c) of the Company Disclosure Schedule of each outstanding option (collectively, the “Company Stock Options”) to purchase shares of Company Common Stock issued under the Company 1998 Share Incentive Plan, the Company 1998 Employee Stock Option Plan and the Company 1999 Special Agents’ Stock Option Plan (collectively, the “Company Stock Option Plans”) and to purchase shares of Company Common Stock issued under the Stock Option Agreement for Andrew A. Boemi dated October 11, 2000, the Retainer Agreement for Billy Hill dated June 30, 1998 (as amended September 21, 1999 and April 10, 2001), the Employment Agreement for Val Rajic dated June 30, 1998 (as amended by the Settlement and Consulting Agreement dated August 10, 1999, as amended December 31, 2000) and the Employment Agreement for Charles Miller dated October 1, 1998 (as amended April 10, 2001 and as amended by the Separation Agreement and Release dated February 4, 2003), and each outstanding share of Company Common Stock subject to the Company Restricted Stock Awards that is still subject to forfeiture conditions granted under the Company 1998 Share Incentive Plan, including the holder, date of grant, exercise price (if applicable), number of shares of Company Common Stock subject thereto, the Company Stock Plan under which such Company Stock Option or Company Restricted Stock Award, as the case may be, was granted and, with respect to any Company Stock Option, whether the option is vested and exercisable.

(d) Except for Company Stock Options, Company Restricted Stock Awards and the Company Warrant, and except as may be permitted to be issued, delivered or sold after the date hereof in accordance with Section 5.1, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights, including (without limitation) “phantom” equity contract or plan rights, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound the value of which is or are based on the value of the capital stock or other equity securities of the Company or of any Subsidiary. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary.

(e) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.5  Subsidiaries.   Section 3.5 of the Company Disclosure Schedule sets forth a list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation. Except for an interest in QQLink.com, Inc. of not more than 1% percent which is owned by certain Company agents, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens, and are validly issued, fully paid and nonassessable and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary’s capital stock or equity interests, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock or other equity interests. Except for the capital stock and equity interests of its Subsidiaries, the Company does not own, directly or indirectly: (i) any capital stock or other ownership interest in any corporation, limited liability company or other limited liability entity which is material to the business of the Company and its Subsidiaries, taken as a whole; or (ii) any ownership interest in any partnership, joint venture or other entity for or with respect to which the Company or any of its Subsidiaries has or would have unlimited liability.

Section 3.6  SEC Documents.   The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since December 31, 2003 (collectively, including any exhibits and schedules thereto and all documents incorporated by reference therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. None of the Company SEC Documents (other than the financial statements and notes and schedules thereto contained therein, as to which representations and warranties are made in Section 3.7), as of their respective filing and effective dates (or, if amended prior to the date of this Agreement, as of the respective filing and effective dates of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Documents (as amended prior to the date of this Agreement, if amended prior to the date of this Agreement) complied in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed.

Section 3.7  Financial Statements; No Undisclosed Liabilities.   (a) The consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents (i) complied as of their respective dates as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (ii) were prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved, (iii) are consistent, in all material respects, with the books and records of the Company and its Subsidiaries, and (iv) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end and audit adjustments which were not expected to be material in amount).

(b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its annual report on Form 10-K for the fiscal year ended December 31, 2005, (ii) as set forth, reflected or reserved against in any consolidated balance sheet (including the notes thereto) of the Company included in any other Company SEC Documents filed with the SEC after the filing date of such annual report, (iii) for liabilities and obligations incurred since December 31, 2005 in the usual, regular and ordinary course of business consistent with past practice and not otherwise prohibited pursuant to this Agreement or (iv) for liabilities and obligations incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except in each case for such liabilities and obligations which could not reasonably be expected to have a Company Material Adverse Effect.

(c) The annual statement for the fiscal year ended December 31, 2005 of each of Provident American Life & Health Insurance Company, United Benefit Life Insurance Company and Central Reserve Life Insurance Company filed with the Ohio Department of Insurance and of Continental General Insurance Company filed with the Nebraska Department of Insurance (collectively, the “Company State Regulatory Filings”), copies of which have been made available to Parent prior to the date hereof, fairly present in all material respects each such Subsidiary’s respective financial condition as of the dates thereof and their respective results of operations and cash flows for the periods then ended in conformity with SAP, except as may be reflected in the notes thereto and subject to normal year-end adjustments. The other information contained in such annual statements presents in all material respects the information required to be contained therein in conformity with SAP consistently applied.

Section 3.8  Proxy Statement.   None of the information contained in the Proxy Statement (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the Company’s stockholders, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied by Parent, Acquisition Sub or their respective Affiliates for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied by Parent, Acquisition Sub or their respective Affiliates for inclusion in the Proxy Statement.

Section 3.9  Absence of Material Adverse Changes, etc.   Other than in connection with or arising out of this Agreement, and the transactions and other agreements contemplated hereby, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the usual, regular and ordinary course consistent with past practice, and there has not been (i) a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any material change in accounting methods, principles or practices by the Company, except for such changes required by changes in SEC guidelines, GAAP or SAP, (v) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries which is not covered by insurance or (vi) any material amendment of any of the Plans of the Company or any of its Subsidiaries.

Section 3.10  Taxes.   Except for such matters as could not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have filed all Tax Returns required to be filed and have paid all Taxes shown to be due on such Tax Returns, (ii) all Tax Returns filed by the Company and each of its Subsidiaries are complete and accurate and disclose all Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby, (iii) none of the Company or any of its Subsidiaries has waived in writing any statute of limitations in respect of Federal income Taxes which waiver is currently in effect, (iv) the Tax Returns referred to in clause (i) relating to Federal income Taxes, in the case of the Company and each of its Subsidiaries (excluding Continental General Insurance Company) through December 31, 2003 and, in the case of Continental General Insurance Company through December 31, 2002, have been examined by the IRS or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) there is no material action, suit, investigation, audit, claim or assessment pending or proposed or, to the Knowledge of the Company, threatened in writing with respect to Taxes of the Company or any of its Subsidiaries, (vi) all deficiencies asserted or assessments made in writing as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full, (vii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due, (viii) all Taxes which the Company or any of its Subsidiaries are required by Applicable Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company, (ix) no power of attorney has been granted by or with respect to the Company or any of the Subsidiaries with respect to any matter relating to Taxes other than for tax years which have been closed, (x) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement other than as disclosed in Section 3.10 of the Company Disclosure Schedule and (xi) neither the Company nor any of its Subsidiaries is treated as a partner in a partnership, joint venture or any other entity treated as a partnership other than interests in the Subsidiaries or interests in entities arising in the ordinary course of investing activities of the Company or the Subsidiaries.

Section 3.11  Employee Benefit Plans.   (a) The Company has heretofore delivered or made available to Parent true and complete copies of (i) each “employee benefit plan” as such term is defined in section 3(3) of ERISA, (ii) each material employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention, change of control, collective bargaining, hospitalization or other medical, life or other employee benefit-related insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or former employee of the Company or any Subsidiary of the Company (collectively, the “Plans”), (iii) if any Plan is funded through a trust or any third party funding vehicle (including insurance), copies of such trust or other vehicle and (iv) with respect to each Plan (as applicable), the most recent actuarial and trust reports, the most recent Form 5500 and all schedules thereto, the most recent IRS determination letter and the current summary plan descriptions.

(b) Section 3.11 of the Company Disclosure Schedule contains a true and complete list of all Plans, including all Plans pursuant to which any amounts may become vested or payable as a result of the consummation of the transactions contemplated hereby (either alone or in combination with other events). The consummation of the transactions contemplated hereby will not give rise to any payment or benefit (or acceleration of vesting of any amounts or benefits) that will be an “excess parachute payment” as defined in Section 280G of the Code.

(c) The Company has no legally binding plan or commitment to create any additional Plan or modify or change any existing Plan that would be reasonably expected to result in material liabilities to the Company, except as may be required by Applicable Law or to avoid adverse tax consequences under Section 409A of the Code.

(d) The Company has not incurred and does not reasonably expect to incur (i) any material liability under Title IV of ERISA, including any such liability arising out of proceedings instituted by the PBGC, or (ii) any material liability under Title I of ERISA. No Plan is a “multiemployer plan” (as such term is defined in section 3(37) of ERISA).

(e) Each of the Plans has been operated and administered in accordance with the terms of such Plan and all Applicable Laws, including ERISA and the Code, except where such noncompliance could not reasonably be expected to have a Company Material Adverse Effect, and no governmental audits, actions, suits or claims are pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened which, if adversely resolved, would reasonably be expected to have a Company Material Adverse Effect.

(f) Each of the Plans which is intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and the Company has no Knowledge of an occurrence of an event since the date of such determination letter that would reasonably be expected to adversely affect such qualification or tax-exempt status, except in each case for any such failure to be qualified, failure to receive a favorable determination letter or occurrence which could not reasonably be expected to have a Company Material Adverse Effect. No Plan is a “multiple employer plan” for purposes of sections 4063 or 4064 of ERISA.

(g) None of the Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement.

(h) No employee, director or consultant of the Company or any Subsidiary of the Company is or will become entitled to death or medical post-employment benefits by reason of service to the Company or its Subsidiaries, other than coverage mandated by section 4980B of the Code or similar state law, where the payment of any such benefits would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12  Environmental Matters.   Except for matters that could not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (ii) the operations of the Company and its Subsidiaries have not resulted in any contamination of any property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater or surface water) with any Hazardous Substance which contamination would require remediation pursuant to any Environmental Law, (iii) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination would require remediation pursuant to any Environmental Law, (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has arranged for the treatment or disposal of any Hazardous Substance on any Third Party property undergoing cleanup pursuant to Environmental Laws, (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law and (vi) neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any Third Party relating to liability under any Environmental Law or relating to Hazardous Substances. This Section 3.12 sets forth the sole representations and warranties of the Company with respect to environmental or workplace health or safety matters, including all matters arising under Environmental Laws.

Section 3.13  Litigation; Compliance with Laws.   (a) As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company that could reasonably be expected to have a Company Material Adverse Effect.

(b) The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of all certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits could not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or threatened, except where the suspension or cancellation of any of the Company Permits could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.14  Intellectual Property.   The Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, “Intellectual Property Rights”) as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to so own or have a valid right to use such Intellectual Property Rights could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any Third Party, except where such infringement, misappropriation or violation could not reasonably be expected to have a Company Material Adverse Effect. No Third Party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.15  Material Contracts.   Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) except for Contracts that are filed as exhibits to Company SEC Documents, (ii) materially limits or otherwise materially restricts the Company or any of its Subsidiaries from engaging or competing in any material line of business in any geographic area, except for such limitations or restrictions that are customary for such Contracts, (iii) would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC or (iv) may provide any person with a claim to indemnification under Section 5.6 of this Agreement (except as set forth in Section 5.6 of the Company Disclosure Schedule and in the Company Certificate of Incorporation and Company Bylaws). Each Contract of the type described in the first sentence of this Section 3.15 is referred to herein as a “Company Material Contract.” Each Company Material Contract is a valid and binding obligation of the Company (or, if a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect, and the Company and each Subsidiary have performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance or nonperformance could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except in each case for violations or defaults that could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16  Insurance.   All material insurance policies carried by or covering the Company and the Subsidiaries with respect to their business, assets and properties are in full force and effect, and no written notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any such insurance policy which has not been cured by the payment of premiums that are due, other than as could not reasonably be expected to have a Company Material Adverse Effect. The insurance coverage provided by such insurance policies (including as to deductibles and self-insured retentions) is reasonable and customary as compared to similarly situated companies engaged in a similar business.

Section 3.17  Real Estate; Assets.   (a) The Company or one of its Subsidiaries has good, valid and marketable title to each material parcel of real property owned in fee by the Company or any of its Subsidiaries (the “Company Fee Property”) and a good and valid leasehold interest in each material parcel of real property leased by the Company or any of its Subsidiaries (the “Company Leased Property” and together with the Company Fee Property, the “Company Real Property”) pursuant to a lease set forth in Section 3.17 of the Company Disclosure Schedule (the “Company Leases”), in each case where any such real property is necessary to the conduct of the business of the Company and its Subsidiaries as it is presently conducted. Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list of all Company Real Property which is necessary to the conduct of the business of the Company and its Subsidiaries as it is presently conducted. (i) The Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the Company Lease relating thereto, except for any failure which could not reasonably be expected to have a Company Material Adverse Effect, (ii) each Company Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of any, default (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder) which would reasonably be expected to have a Company Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has assigned its interest under any Company Lease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as could not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company Fee Property is not subject to any Liens, except for: (i) any such Liens for Taxes, assessments and other governmental charges not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement against the Company Real Property is stayed, (ii) Liens imposed or promulgated by Applicable Law or any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (iii) easements, licenses, covenants, conditions, minor title defects, mechanic’s liens, rights-of-way and other similar restrictions and encumbrances, including any other agreements, restrictions or encumbrances which would be shown on a current title report or survey or similar report or listing and any other matters of record or (iv) where the existence of any such Liens could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18  Labor and Employment.   The Company and its Subsidiaries are in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations which could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and no such investigation is in progress which could reasonably be expected to have a Company Material Adverse Effect.

Section 3.19  Opinion of Financial Advisors.   The Special Committee and the Company Board have received the opinion of at least one of its financial advisors to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Section 3.20  Finders’ and Other Fees.   Except for UBS Securities LLC and Cochran Caronia Waller LLC, whose fees are disclosed in Section 3.20 of the Company Disclosure Schedule and will be paid by the Company, there is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized to act on behalf of, the Special Committee, the Company or any Subsidiary of the Company, or any employee or consultant of the Company or any Subsidiary of the Company, that would be entitled to any fee, commission, sale bonus or similar payment from the Special Committee, the Company, any Subsidiary of the Company, Parent, Acquisition Sub or any of Parent’s or Acquisition Sub’s Affiliates upon consummation of the transactions contemplated hereby.

Section 3.21  State Takeover Statutes.   The Company Board has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Company Board) necessary to render the business combination provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement and the transactions contemplated hereby. To the Knowledge of the Company, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Agreement or the transactions contemplated hereby.

Section 3.22  Reserves.   The loss and loss adjustment expense reserves of the Company and the Subsidiaries reflected on the Company’s December 31, 2005 balance sheet included in the financial statements that are in the Company SEC Documents have been prepared in accordance with loss reserving standards and principles accepted for use in the preparation of GAAP financial statements and the loss and loss adjustment expense reserves of the Subsidiaries of the Company that are insurance companies reflected on their respective December 31, 2005 balance sheets included in their annual statements filed with the respective insurance departments of their domiciliary states have been prepared in accordance with SAP, applied on a consistent basis, except where such accounting practices have been amended, supplemented or otherwise prescribed by the appropriate Governmental Authority.

Section 3.23  Reinsurance and Retrocessions.  Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list of each reinsurance and retrocession treaty or agreement in force as of the date of this Agreement to which the Company or any of its Subsidiaries is a ceding party, any terminated or expired treaty or agreement under which there remains any outstanding liability from one reinsurer, in each case with respect to reserves ceded to such reinsurer in excess of $1,000,000 and any treaty or agreement with any Affiliate of the Company or any of its Subsidiaries, the effective date of each such treaty or agreement, and the termination date of any treaty or agreement which has a definite termination date. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in default in any respect as to any provision of any reinsurance or retrocession treaty or agreement or has failed to meet the underwriting standards required for any business reinsurance thereunder except for defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.24  Investment Company.  None of the Company or any of its Subsidiaries is an investment company required to be registered under the Investment Company Act of 1940, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND ACQUISITION SUB

Each of Parent and Acquisition Sub (each, an “Acquiror Entity”) hereby jointly and severally represents and warrants to the Company as follows:

Section 4.1  Organization.  Each Acquiror Entity is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have an Acquiror Entity Material Adverse Effect. Each Acquiror Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.

Section 4.2  Authorization.  Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings

(such as approval by the stockholders of Parent) on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Agreement. Concurrently with the execution of this Agreement, Parent, as the sole stockholder of Acquisition Sub, is approving this Agreement and the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each Acquiror Entity and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3  Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, the DGCL, state blue sky, securities or takeover laws and stock exchange requirements, neither the execution, delivery or performance of this Agreement by each Acquiror Entity nor the consummation by each Acquiror Entity of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the charter or bylaws of such Acquiror Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, vesting, amendment, cancellation or acceleration or impose on either of the Acquiror Entities any obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Contract to which any Acquiror Entity is a party or by which it or its assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of either Acquiror Entity or (iv) violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which such Acquiror Entity is subject, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, requirements, defaults, failures, breaches, rights or violations that could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.

Section 4.4  Proxy Statement.  None of the information relating to the Acquiror Entities and supplied or to be supplied by either Acquiror Entity or its respective Affiliates specifically for inclusion in the Proxy Statement (and any amendments thereof or supplements thereto) will, at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Special Meeting, and as of the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by any Acquiror Entity with respect to statements made in any of the foregoing documents based upon information supplied by the Company or its Subsidiaries.

Section 4.5  Acquisition Sub’s Operations.  Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.

Section 4.6  Ownership of Company Common Stock.  Neither Acquiror Entity nor any of its respective “affiliates” or “associates” (as such terms are defined in Rule 12b-2 of the Exchange Act) is the “beneficial owner” (as such term is defined in the Company Certificate of Incorporation) of any shares of Company Common Stock.

Section 4.7  Financing.  Parent and Acquisition Sub have, and will continue to have through the Closing Date, sufficient funds available to them in cash or under existing credit lines to finance the payment of the Merger Consideration as contemplated by this Agreement and to otherwise perform their obligations hereunder.

Section 4.8  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by either Acquiror Entity.

Section 4.9  Litigation.  As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Parent or Acquisition Sub, threatened against either Acquiror Entity, at law or in equity, that could reasonably be expected to have an Acquiror Entity Material Adverse Effect.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1  Conduct of the Business of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and each of its Subsidiaries that (except as (i) expressly permitted or required by any other provision of this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as required by any Applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction, (v) to the extent approved in writing by Parent prior to, or contemporaneously with, this Agreement or (vi) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a) Ordinary Course.

(i) The Company and each of its Subsidiaries shall in all material respects carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their current relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner that would reasonably be expected to have a Company Material Adverse Effect at the Effective Time.

(ii) The Company shall not, and shall not permit any of its Subsidiaries to, incur or commit to any capital expenditures, except for (x) capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan delivered to Parent prior to the date of this Agreement, (y) capital expenditures not covered by clause (x) up to an aggregate amount of $1,000,000 or (z) such other capital expenditures consented to by Parent.

(b) Dividends; Changes in Share Capital.  The Company shall not, and shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly-owned Subsidiaries of the Company), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities.  The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt, other than (i) the issuance of shares of Company Common Stock (u) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with the terms of the Company Stock Option Plans in effect as of the date of this Agreement, (v) upon the exercise of the Company Warrant, (w) in connection with Company Restricted Stock Awards, (x) to directors for payment of a portion of their directors’ fees consistent with the Company’s past practice, (y) pursuant to the 401(k) Savings Plan or (z) under the Employee Stock Purchase Plan and the Agent Stock Purchase Plan or (ii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of the Company.

(d) Governing Documents.  The Company shall not amend or restate the Company Certificate of Incorporation or the Company Bylaws.

(e) No Acquisitions.  The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire), in a single transaction or in a series of related transactions, any business or assets, other than transactions that are in the usual, regular and ordinary course of business or which involve assets having a purchase price not in excess of $250,000 individually or $1,000,000 in the aggregate.

(f) No Dispositions.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, dispose of, transfer or divest any assets (including capital stock of its Subsidiaries), businesses or divisions other than transactions that are in the usual, regular and ordinary course of business or which involve assets having a current value of not in excess of $250,000 individually or $1,000,000 in the aggregate.

(g) No Liens.  The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (i) pursuant to, or permitted under, the Credit Facility, (ii) incurred in the usual, regular and ordinary course of business consistent with past practice and (iii) which could not reasonably be expected to have a Company Material Adverse Effect.

(h) Compensation; Severance.  Except (i) as required by Applicable Law, (ii) to satisfy contractual obligations existing on the date hereof or (iii) in the usual, regular and ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to, (1) pay or commit to pay any severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Plan or contemplated by Section 5.1(h) of the Company Disclosure Schedule, (2) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer or key employee of the Company or any of its Subsidiaries, (3) increase or commit to increase in any material respect any employee benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except as required by an existing Plan or Applicable Law), (4) adopt or make any commitment to adopt any additional employee benefit plan, (5) make any contribution to any Plan, other than (A) regularly scheduled contributions and (B) contributions required pursuant to the terms thereof or Applicable Law, or (6) amend or extend or make any commitments to amend or extend any Plan in any material respect, except for amendments required by Applicable Law or to avoid adverse tax consequences under Section 409A of the Code.

(i) Accounting Methods; Income Tax Elections.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect its methods of accounting or accounting practice as in effect at December 31, 2005, except for any such change as required by reason of a change in SEC guidelines, GAAP or SAP, (ii) change its fiscal year, (iii) prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any accounting method that is materially inconsistent with positions taken, elections made or accounting methods used in preparing or filing similar Tax Returns in prior periods or (iv) settle or compromise any material claim relating to Taxes.

(j) Certain Agreements.  The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or restrain the Company or any of its Subsidiaries or any of their respective Affiliates or successors, or that would, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective Affiliates or successors, from engaging or competing in any business or in any geographic area or location.

(k) Corporate Structure.  The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure of the Company or the corporate structure or ownership of the Subsidiaries.

(l) Certain Prohibited Actions.  The Company shall not, and shall not permit any of its Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(k) of this Section 5.1, except as otherwise permitted by this Agreement.

Section 5.2  Stockholders’ Meeting; Proxy Material.  (a) Subject to the next two sentences of this Section 5.2(a), the Company shall, acting through the Company Board and in accordance with Applicable Law and the Company Certificate of Incorporation and the Company Bylaws, use its commercially reasonable best efforts to duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and shall use its reasonable best efforts to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger. The Company Board shall recommend that holders of shares of Company Common Stock vote for approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”); provided, that, notwithstanding anything in this Agreement to the contrary, the Company Board may determine (i) not to make or may withdraw, modify or change in any manner adverse to Parent or Acquisition Sub such recommendation (a “Change in Recommendation”) and (ii) not to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger, if, in the case of both clauses (i) and (ii), the Company Board has determined in good faith, after consultation with its independent legal and financial advisors, that (A) the Company has received a Superior Proposal or (B) it would be consistent with its fiduciary responsibilities to the Company’s stockholders under Applicable Law to so withdraw, modify or change such recommendation (regardless of the existence of a Superior Proposal at such time). The Company may, if it receives an Acquisition Proposal, delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case for such time as is necessary for the Company Board to consider such Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

(b) Promptly following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the approval of the Merger by the Company’s stockholders (as amended or supplemented, the “Proxy Statement”). Parent, Acquisition Sub and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use its commercially reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.

(c) The Company shall as promptly as practicable notify Parent and Acquisition Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. Subject to the last two sentences of Section 5.2(a), the Company will use its commercially reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall cooperate and provide Parent and Acquisition Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company. Notwithstanding the foregoing, the Company shall not be required to take any of the actions provided for under Section 5.2(b) or this Section 5.2(c) if the Company Board determines in good faith, after consultation with its independent legal and financial advisors, that (A) the Company has received a Superior Proposal or (B) it would not be consistent with its fiduciary responsibilities to the Company’s stockholders under Applicable Law to take such actions (regardless of the existence of a Superior Proposal at such time).

Section 5.3  Access to Information.  Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall (i) give Parent, Acquisition Sub, and its and their respective counsel, financial advisors, Affiliates, auditors and other authorized representatives (collectively, “Acquiror’s Representatives”) reasonable access during normal business hours to the offices, properties, books and records (including Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (ii) furnish to Acquiror’s Representatives such financial and operating data and other information (including Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Parent and Acquisition Sub in their investigation of the business of the Company and its Subsidiaries; provided, however, that such access shall only be provided to the extent that such access would not violate Applicable Laws or the terms of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are subject. Any information relating to the Company or its Subsidiaries made available pursuant to this Section 5.3, shall be subject to the provisions of the Confidentiality Agreement. Neither Parent nor Acquisition Sub shall, and Parent and Acquisition Sub shall cause each of the Acquiror’s Representatives not to, use any information acquired pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated hereby.

Section 5.4  No Solicitation.  From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not (whether directly or indirectly through Affiliates, advisors, agents or other intermediaries), and the Company shall direct and cause its and its Subsidiaries’ respective officers, directors, Affiliates, advisors, representatives or other agents of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal that constitutes an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person that has disclosed to the Company that it is in contemplation of an Acquisition Proposal or (iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement), providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. Notwithstanding the previous sentence, if at any time prior to the consummation of the Merger, (a) the Company has received an Acquisition Proposal from a Third Party and (b) the Company Board determines in good faith, after consultation with its independent legal and financial advisors, that such Acquisition Proposal could result in a Superior Proposal, then the Company may take any of the actions described in clause (ii) of this Section 5.4; provided, that the Company (A) will provide notice to Parent and Acquisition Sub of the receipt of such Acquisition Proposal within two (2) Business Days after the Company Board has Knowledge of the receipt thereof, (B) will not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement and (C) will promptly provide to Parent and Acquisition Sub any non-public information concerning the Company provided to such other Person which was not previously provided to Parent and Acquisition Sub. Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by Applicable Law or any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its independent legal and financial advisors, such disclosure is consistent with its fiduciary responsibilities to the Company’s stockholders under Applicable Law.

Section 5.5  Real Estate Transfer Taxes.  The Company shall pay all state or local real property transfer, gains or similar Taxes, if any (collectively, the “Transfer Taxes”), attributable to the transfer of the beneficial ownership of the Company’s and any of its Subsidiaries’ real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any of its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company and any of its Subsidiaries shall be determined by Parent in its reasonable discretion. The stockholders of the Company (who are intended third-party beneficiaries of this Section 5.5) shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.5 in the preparation of any return with respect to the Transfer Taxes.

Section 5.6  Director and Officer Liability.  (a) Parent shall, or shall cause the Surviving Corporation to, honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees or agents of the Company and its Subsidiaries (the “Indemnitees”) as provided in their respective charters (or similar constitutive documents) or bylaws or in any indemnification agreement set forth in Section 5.6 of the Company Disclosure Schedule and all such rights shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would materially and adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by Applicable Law or the Indemnitee affected thereby otherwise consents in writing thereto.

(b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person covered at or prior to the Effective Time by the Company’s officers’ and directors’ liability insurance policy maintained by the Company and in effect as of the date hereof on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date hereof and described in Section 5.6 of the Company Disclosure Schedule; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premium paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto, it being understood that if the Surviving Corporation is purchasing multi-year coverage the Maximum Amount shall be deemed to be the Maximum Amount computed using such 200% factor multiplied by the number of years of such coverage; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policy of directors’ and officers’ insurance obtainable for an average annual premium equal to the Maximum Amount. Section 5.6 of the Company Disclosure Schedule sets forth the last annual premium paid prior to the date hereof.

(c) This Section 5.6 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.6, and none of the actions described in clause (i) or (ii) of this sentence shall be taken until such provision is made.

(e) The obligations of the Company and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee.

Section 5.7  Certain Filings.  (a) Parent, Acquisition Sub and the Company shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from any non-governmental Third Parties to any Company Material Contracts, in connection with the consummation of the transactions contemplated hereby (it being understood that each party shall consult with the other in connection with any material modifications to the relevant regulatory filing to obtain the Ohio Approval Order and the Nebraska Approval Order, and shall not modify such filings in any manner that would contravene such party’s obligation to use commercially reasonable best efforts to obtain such regulatory approvals as promptly as practicable) and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.7, the Company shall, and Parent and Acquisition Sub shall cause its “ultimate parent entity” to, file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby by the end of the business day on May 22, 2006, and, subject to Section 5.7(c), each party shall use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization that is necessary to enable the parties to consummate the transactions contemplated hereby. Further, without limiting the provisions of this Section 5.7, Parent and Acquisition Sub shall make Form A filings with the respective Insurance Regulatory Authorities in each of the States of Ohio and Nebraska with respect to the transactions contemplated hereby within ten (10) Business Days of the date of this Agreement with respect to seeking the Ohio Approval Order and the Nebraska Approval Order, respectively. Parent shall promptly make any and all other filings and submissions of information with the Insurance Regulatory Authorities which are required or requested by Insurance Regulatory Authorities to obtain the approvals required by such Insurance Regulatory Authorities to consummate the transactions contemplated hereby.

The Company agrees to furnish Parent with such information and reasonable assistance as Parent may reasonably request in connection with its preparation of the Form A filings and other filings or submissions. Parent shall keep the Company apprised on a timely basis in reasonable detail of its actions with respect to all such filings and submissions and shall provide the Company with copies of any Form A filings and other filings or submissions in connection with the transactions contemplated by this Agreement.

(b) Subject to Section 5.7(c), (i) the Company, Parent and Acquisition Sub shall each use its commercially reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company, Parent and Acquisition Sub shall each cooperate in all respects and use its respective commercially reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal.

(c) Each of the Company, Parent and Acquisition Sub shall (i) subject to any restrictions under any Regulatory Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Ohio Department of Insurance and the Nebraska Department of Insurance) with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity, (ii) unless required by Applicable Law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable, (iii) subject to any restrictions under any Regulatory Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine) and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law.

(d) Between the date of this Agreement and the Closing Date, the Company shall furnish to Parent any federal Tax Return prior filing such Tax Return with the IRS.

Section 5.8  Commercially Reasonable Best Efforts.  Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated hereby.

Section 5.9  Public Announcements.  None of the Company, Parent, Acquisition Sub, or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except to the extent required by law or by any listing agreement with, or the policies of, a national securities exchange and after reasonable prior notice to the other parties hereto.

Section 5.10  State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent and Acquisition Sub shall use their respective commercially reasonable best efforts to grant such approvals not take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.11  Certain Notifications.  Between the date hereof and the Effective Time, the Company shall promptly notify Parent and Acquisition Sub of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, other than where the failure to obtain such consent could not reasonably be expected to have a Company Material Adverse Effect, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby and (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, Parent and Acquisition Sub shall promptly notify the Company of any action, suit, charge, complaint, grievance or proceeding commenced or, to the Knowledge of Parent or Acquisition Sub, threatened against Parent or Acquisition Sub which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.

Section 5.12  Third Party Consents.  Between the date hereof and the Effective Time, the Company shall use commercially reasonable best efforts to obtain the third party consents set forth in Section 3.3 of the Company Disclosure Schedule.

Section 5.13  Advisory Fees, etc.  Pursuant to engagement letters entered into between the Company and each of UBS Securities LLC and Cochran Caronia Waller LLC each dated as of December 5, 2005, the Company agrees (and Parent and Acquisition Sub agree) that, if the Closing occurs, the Company will provide to each of UBS Securities LLC and Cochran Caronia Waller LLC at the Closing a cash amount sufficient to pay in full all of such financial advisors’ respective fees and expenses with respect to the transactions contemplated hereby up to the amounts disclosed in Section 3.20 of the Company Disclosure Schedule but only the extent not previously paid or reimbursed.

Section 5.14  Employees and Employee Benefit Plans.  (a) For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the “Affected Employees”), while employed by the Company or the Subsidiaries, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employees as of the date of this Agreement. Nothing contained in this Section 5.14 shall be deemed to grant any Affected Employee any right to continued employment after the Closing Date. The Surviving Corporation shall continue to provide and recognize all accrued but unused paid time off of Affected Employees as of the Closing Date. Any preexisting condition clause in any of the welfare plans (including medical, dental and disability coverage) established or maintained by the Surviving Corporation after the Closing Date shall be waived for the Affected Employees, and Affected Employees shall be credited with service with the Company for all purposes under such plans.

(b) For the period beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, the Surviving Corporation shall provide notice of termination or pay in lieu thereof and severance pay, if applicable, to Affected Employees that is no less favorable than under the current practices of the Company and the Subsidiaries as in effect as of the date hereof, which are disclosed in Section 5.14 of the Company Disclosure Schedule.

(c) The Surviving Corporation and the Subsidiaries shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from the Closing or from the actions of the Surviving Corporation or any Subsidiary following the Closing. The Surviving Corporation shall be liable for any workers’ compensation or similar workers’ protection claims of any Affected Employee incurred prior to the Closing Date.

Section 5.15  Delisting.   Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq National Market and terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 5.16  Cooperation Relating to Pre-Closing Transaction.   The Company shall, subject to the proviso that follows, cooperate in good faith with Parent if and when Parent reasonably requests that certain Company assets or insurance reserves be transferred to a Third Party immediately prior to the Effective Time or that a reinsurance transaction be entered into contemporaneously with or immediately prior to the Effective Time (“Pre-Closing Transaction”); provided, however, that the Company shall not be required with respect to a Pre-Closing Transaction if Parent does not, prior to consummation of the Pre-Closing Transaction, deposit the executed Certificate of Merger with a mutually agreed agent in Delaware for filing and also deposit the Merger Consideration with the Paying Agent or if the Company is otherwise not satisfied in its good faith judgment that there is no risk that the Merger will not be consummated.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of the Company, Parent and Acquisition Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained at the Special Meeting.

(b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Acquisition Sub (including the Ohio Approval Order and the Nebraska Approval Order) shall have been made or obtained (as the case may be), except for those (other than the Ohio Approval Order and the Nebraska Approval Order) the failure to be made or obtained could not reasonably be expected to have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect.

(d) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Merger, and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such judgment, decree, injunction or other order to prohibit the consummation of the Merger.

Section 6.2  Conditions to the Company’s Obligation to Effect the Merger.   The obligation of the Company to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:

(a) The representations of Parent and Acquisition Sub contained in the first sentence of Section 4.1 (Organization) and in Section 4.2 (Authorization) shall be true and correct in all respects with regard to any such representations containing the qualifications “materially” or “material” or any other qualifications based on such terms or based on the defined term Acquiror Entity Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of Parent and Acquisition Sub contained in this Agreement other than those listed in the preceding sentence shall be true and correct in all respects when made and as of the Effective Time as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Acquiror Entity Material Adverse Effect,” except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.

(b) Parent and Acquisition Sub shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by them at or prior to the Effective Time pursuant to the terms hereof.

(c) The Company shall have received certificates signed on behalf of Parent and Acquisition Sub by an executive officer of each of Parent and Acquisition Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3  Conditions to Parent’s and Acquisition Sub’s Obligations to Effect the Merger.   The obligations of Parent and Acquisition Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by Applicable Law, the waiver on or prior to the Closing of each of the following conditions:

(a) The representations of the Company contained in the first sentence of Section 3.1 (Organization), in Section 3.2 (Authorization) and in Section 3.4 (Capitalization) shall be true and correct in all respects with regard to any such representations containing the qualifications “materially” or “material” or any other qualifications based on such terms or based on the defined term Company Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of the Company contained in this Agreement other than those listed in the preceding sentence shall be true and correct in all respects when made and as of the Effective Time as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

(c) Parent and Acquisition Sub shall have received certificates signed on behalf of the Company by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1  Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval, by action taken by the Board of Directors of the terminating party or parties:

(a) by mutual written consent of Parent, Acquisition Sub and the Company;

(b) by the Company, Parent or Acquisition Sub if the Closing shall not have occurred on or before December 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation (including such party’s obligation under Section 5.7) or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

(c) by the Company, Parent or Acquisition Sub if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by the Company, Parent or Acquisition Sub if at the Special Meeting or any adjournment thereof the Company Stockholder Approval shall not have been obtained;

(e) by Parent or Acquisition Sub, if (i) the Company Board or any committee thereof shall have effected a Change in Recommendation or (ii) the Company Board or any committee thereof shall have approved or recommended any Acquisition Proposal;

(f) by the Company, if there is a breach by Parent or Acquisition Sub of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by Parent or Acquisition Sub, as the case may be, of written notice from the Company of such breach;

(g) by Parent or Acquisition Sub, if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by the Company of written notice from Parent and Acquisition Sub of such breach; or

(h) by the Company if (A) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement and (B) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 7.2  Effect of Termination.   If this Agreement is terminated by either the Company, Parent or Acquisition Sub as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Acquisition Sub or their respective officers or directors, except as provided in this Article VII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent or Acquisition Sub shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of this Agreement and except that the Confidentiality Agreement shall survive such termination.

Section 7.3  Fees and Expenses.   (a) The Company agrees to pay Parent (or its designees) the sum of $6,150,000 (the “Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 7.1(h) or by Parent or Acquisition Sub pursuant to Section 7.1(e).

(b) The Company agrees to reimburse Parent (or its designees) for all out-of-pocket expenses of Parent and its Affiliates (the “Expenses”), including fees and expenses of financial advisors, outside legal counsel and accountants, incurred in connection with the transactions contemplated hereby and fees and expenses incurred in connection with the proposed financing of the Merger, up to a maximum amount of Expenses of $500,000, if this Agreement is terminated by the Company, Parent or Acquisition Sub pursuant to Section 7.1(d) or Section 7.1(g); provided, that on or before the date of any such termination described in this Section 7.3(b), an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and, in the case of Section 7.1(d) only, such Acquisition Proposal shall not have been withdrawn prior to the Special Meeting.

(c) In addition to the amounts payable to Parent (or its designees) under Section 7.3(b), the Company agrees to pay Parent (or its designees) the Termination Fee (less the amounts payable under Section 7.3(b)) if this Agreement is terminated by the Company, Parent or Acquisition Sub pursuant to Section 7.1(d) or Section 7.1(g); provided, that (I) on or before the date of any such termination described in this Section 7.3(c), an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and, in the case of Section 7.1(d) only, such Acquisition Proposal shall not have been withdrawn prior to the Special Meeting, (II) within nine (9) months of any such termination the Company or a Third Party consummates, or the Company enters into a definitive agreement with a Third Party for, a transaction that would qualify as a Superior Proposal and (III) in the case of a termination pursuant to Section 7.1(g) only, the breach giving rise to such termination was intentional.

(d) Any payment required to be made pursuant to Section 7.3(a), (b) or (c) shall be made (X) concurrently with a termination by the Company giving rise to the payments provided for in Section 7.3(a) or Section 7.3(b) or (Y) not more than three (3) Business Days after the satisfaction of the conditions provided for in Section 7.3(c).   All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

(e) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Definitions.   As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.1 and shall be equally applicable to both singular and plural forms. Any agreement referred to below means such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms and conditions no less favorable to the Company than the Confidentiality Agreement, but which may exclude standstill provisions.

“Acquiror Entity” has the meaning set forth in the first sentence of Article IV.

“Acquiror Entity Material Adverse Effect” means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations or results of operations of the Acquiror Entities taken as a whole or could be reasonably expected to adversely affect the ability of any Acquiror Entity to consummate the Merger or other transactions contemplated hereby; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been an “Acquiror Entity Material Adverse Effect”: (i) the announcement of the execution of this Agreement, actions contemplated by this Agreement or the performance of obligations under this Agreement, (ii) factors affecting the economy or financial markets as a whole or generally affecting the life or health insurance industries and not disproportionately affecting the Acquiror Entities, (iii) the suspension of trading in securities generally on the New York Stock Exchange or the Nasdaq National Market, and (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.

“Acquiror’s Representatives” has the meaning set forth in Section 5.3.

“Acquisition Proposal” means any offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving the Company or the acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Material Subsidiaries then outstanding, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or a substantial portion of the assets of, the Company or any of its Subsidiaries taken as a whole, other than the transactions contemplated hereby.

“Acquisition Sub” has the meaning set forth in the introductory paragraph of this Agreement.

“Acquisition Sub Bylaws” has the meaning set forth in Section 2.3.

“Acquisition Sub Certificate of Incorporation” has the meaning set forth in Section 2.2.

“Affected Employees” has the meaning set forth in Section 5.14(a).

“Affiliate” has the meaning as defined in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement and Plan of Merger by and among Parent, Acquisition Sub and the Company.

“Applicable Law” means all applicable laws, statutes, orders, rules, regulations and all applicable legally binding policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Certificate” has the meaning set forth in Section 2.7.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Change in Recommendation” has the meaning set forth in Section 5.2(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company 1998 Share Incentive Plan” has the meaning set forth in Section 3.4(b)(v).

“Company 1998 Employee Stock Option Plan” has the meaning set forth in Section 3.4(b)(vi).

“Company 1999 Special Agents’ Stock Option Plan” has the meaning set forth in Section 3.4(b)(vii).

“Company Board” has the meaning set forth in the first recital of this Agreement.

“Company Bylaws” has the meaning set forth in Section 3.1.

“Company Certificate of Incorporation” has the meaning set forth in Section 3.1.

“Company Common Stock” has the meaning set forth in the first recital of this Agreement.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent dated the date hereof, which disclosure schedule relates to this Agreement and is designated therein as the Company Disclosure Schedule.

“Company Fee Property” has the meaning set forth in Section 3.17(a).

“Company Leased Property” has the meaning set forth in Section 3.17(a).

“Company Leases” has the meaning set forth in Section 3.17(a).

“Company Material Adverse Effect” means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations or results of operations of the Company and its Subsidiaries taken as a whole, as the case may be, or could reasonably be expected to materially and adversely affect the ability of the Company to consummate the Merger or other transactions contemplated hereby; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Company Material Adverse Effect”: (i) the announcement of the execution of this Agreement, actions contemplated by this Agreement or the performance of obligations under this Agreement (in each case, including any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (ii) factors affecting the economy or financial markets as a whole or generally affecting the life or health insurance industries or the lines of business of the type in which the Company engages and not disproportionately affecting the Company or any of its Subsidiaries, (iii) the suspension of trading in securities generally on the New York Stock Exchange or the Nasdaq National Market and (vi) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.

“Company Material Contract” has the meaning set forth in Section 3.15.

“Company Non-Voting Preferred Stock” has the meaning set forth in Section 3.4(a)(ii).

“Company Permits” has the meaning set forth in Section 3.13(b).

“Company Real Property” has the meaning set forth in Section 3.17(a).

“Company Recommendation” has the meaning set forth in Section 5.2(a).

“Company Restricted Stock Awards” has the meaning set forth in Section 3.4(b)(viii).

“Company SEC Documents” has the meaning set forth in Section 3.6.

“Company State Regulatory Filings” has the meaning set forth in Section 3.7(c).

“Company Stock Option Plans” has the meaning set forth in Section 3.4(c).

“Company Stock Options” has the meaning set forth in Section 3.4(c).

“Company Stock Plans” means the Company Stock Option Plans, the Company’s 2000 Employee Stock Purchase Plan and the Company’s 2000 Agent Stock Purchase Plan.

“Company Stockholder Approval” has the meaning set forth in Section 3.2(c).

“Company Voting Preferred Stock” has the meaning set forth in Section 3.4(a)(iii).

“Company Warrant” has the meaning set forth in Section 2.9.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 5, 2006 and amended on March 20, 2006, by and between Great American Financial Resources, Inc. and UBS Securities LLC and Cochran Caronia Waller LLC, on behalf of the Company.

“Constituent Corporations” has the meaning set forth in the introductory paragraph of this Agreement.

“Contract” means any written or oral agreement, contract, commitment, lease, license, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation.

“Credit Facility” means the Credit and Security Agreement dated as of December 23, 2003, as amended, by and among the Company, certain of its Subsidiaries, National City Bank, The CIT Group/Equipment Financing, Inc. and each of the lenders, guarantors and financial institutions party thereto.

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.10(j).

“Dissenting Stockholder” has the meaning set forth in Section 2.10(j).

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or legally binding agency requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” has the meaning set forth in Section 7.3(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

“Hazardous Substance” means (i) any substance that is listed, classified, regulated or for which liability is imposed pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon and (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Holder” has the meaning set forth in Section 2.10(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnitees” has the meaning set forth in Section 5.6(a).

“Insurance Contract” means any of the insurance policies, Contracts of insurance, policy endorsements, certificates of insurance and application forms pertaining to the Insurance Products underwritten or reinsured by the Company or any of its Subsidiaries.

“Insurance Products” means (a) any of the health insurance coverage underwritten or reinsured in whole or in part by the Company or any of its Subsidiaries on a traditional indemnity basis or as part of a preferred provider organization health benefit plan or product, (b) any indemnity life, disability, accidental death and dismemberment, dental or other insurance coverages underwritten or reinsured in whole or in part by the Company or any of its Subsidiaries, (c) any discount or preferred price arrangement included as part of a Contract offered by the Company or any of its Subsidiaries with respect to products or services provided by third parties and (d) any stop-loss coverage or other insurance offered, underwritten or reinsured by the Company or any of its Subsidiaries.

“Insurance Regulatory Authority” shall mean, with respect to any Subsidiary that is an insurance company, the Governmental Entity of such Subsidiary’s state of domicile with which such Subsidiary is required to file its annual financial statement prepared in accordance with SAP.

“Insured” means any individual who is covered under an Insurance Product pursuant to an Insurance Contract.

“Intellectual Property Rights” has the meaning set forth in Section 3.14.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge after reasonable inquiry of the executive officers of the Company or the executive officers of Parent and Acquisition Sub, as the case may be.

“Liens” means any mortgages, pledges, claims, liens, charges, encumbrances, easements, servitudes, restrictive covenants, options, rights of first refusal, transfer restrictions and security interests of any kind or nature whatsoever, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.

“Material Subsidiary” means any Subsidiary whose consolidated revenues, net income or assets constitute 10% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Maximum Amount” has the meaning set forth in Section 5.6(b).

“Merger” has the meaning set forth in the first recital of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.7.

“Merger Fund” has the meaning set forth in Section 2.10(d).

“Nebraska Approval Order” means the approval of the Nebraska Department of Insurance with respect to the acquisition of control by Parent of Continental General Insurance Company.

“Ohio Approval Order” means the approval of the Ohio Department of Insurance with respect to the acquisition of control by Parent of each of Provident American Life & Health Insurance Company, United Benefit Life Insurance Company and Central Reserve Life Insurance Company.

“Option Consideration” has the meaning set forth in Section 2.9.

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Paying Agent” has the meaning set forth in Section 2.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, joint venture, or any other non-governmental entity or any governmental or regulatory authority or body.

“Plans” has the meaning set forth in Section 3.11(a).

“Pre-Closing Transaction” has the meaning set forth in Section 5.16.

“Proxy Statement” has the meaning set forth in Section 5.2(b).

“Regulatory Law” means (i) the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (x) foreign investment, (y) foreign exchange or currency controls or (z) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition and (ii) the laws governing any Insurance Regulatory Authority.

“SAP” means, with respect to any Subsidiary that is an insurance company, the statutory accounting practices prescribed or permitted by the insurance laws or regulations of the Insurance Regulatory Authority in the jurisdiction of the domicile of such Subsidiary, for the preparation of financial statements and other financial reports by insurance companies of the same type as such Subsidiary. Statutory accounting practices shall be deemed to be applied on a “consistent basis” when the practices applied in a current period are comparable in all material respects to the practices applied in a preceding period.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Special Committee” has the meaning set forth in the first recital of this Agreement.

“Special Meeting” has the meaning set forth in Section 5.2(a).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means a proposal made by a Third Party to enter into (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which either (A) the Company’s stockholders (other than such Third Party) prior to any such transaction, by virtue of their ownership of Company Common Stock, in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the Company Board prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from such transaction or such ultimate parent entity following the transaction, (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the Company Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is (ii) otherwise on terms which the Company Board in good faith determines (based on such matters as it deems relevant, including the advice of its independent legal and financial advisors, the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the transaction will be consummated), (a) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby, (b) is with a Person that has, or is reasonably likely to obtain, the necessary funds to consummate the proposed transaction and (c) is reasonably capable of being, and is reasonably likely to be, completed without undue delay.

“Surviving Corporation” has the meaning set forth in the first recital of this Agreement.

“Tax” and “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Third Party” means any Person or group of Persons (other than the Company and its Affiliates or Parent and its Affiliates).

“Transfer Taxes” has the meaning set forth in Section 5.5.

“Warrant Consideration” has the meaning set forth in Section 2.9.

Section 8.2  Notices.   All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax, on the day on which such fax was sent; provided, that a copy is sent the same day by overnight courier or express mail service.

If to the Company, to:

Ceres Group, Inc.
17800 Royalton Road
Strongsville, Ohio 44136
Attention: Kathleen L. Mesel, Esq.
Telephone: (440) 572-2400
Facsimile: (440) 878-3600

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: John J. Sabl, Esq.
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

If to Parent or Acquisition Sub, to:

Great American Financial Resources, Inc.
250 East Fifth Street
Cincinnati, Ohio 45202
Attention: Mark F. Muething
Telephone: (513) 333-5515
Facsimile: (513) 357-3397

with a copy (which shall not constitute notice) to:

Keating Muething & Klekamp PLL
One East Fourth Street
Suite 1400
Cincinnati, Ohio 45202
Attention: Edward E. Steiner, Esq.
Telephone: (513) 579-6468
Facsimile: (513) 579-6578.

Section 8.3  Survival of Representations, Warranties and Covenants.   The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

Section 8.4  Interpretation.   For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 8.5  Amendments, Modification and Waiver.   (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquisition Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Company Board; and provided, further, that, after the Company Stockholder Approval has been obtained, there shall not be made any amendment that by Applicable Law requires further approval by the Company’s stockholders without such further approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.

Section 8.6  Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that none of the Company, Parent or Acquisition Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part (whether by operation of law or otherwise), without the consent of the other parties hereto and, in the case of the Company, the Company Board. Notwithstanding anything to the contrary herein, Acquisition Sub may assign any of its rights hereunder to any other Subsidiary of Parent.

Section 8.7  Specific Performance.   The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 8.8  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.   (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(c).

Section 8.9  Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.10  Third Party Beneficiaries.   Except as provided in Section 5.5, this Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Acquisition Sub under this Agreement, and for the benefit of Parent and Acquisition Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, that the Indemnitees referred to in Section 5.6 shall be third party beneficiaries entitled to enforce the provisions of Section 5.6 of this Agreement; and provided, further, that the Affected Employees referred to in Section 5.14(a) shall be third party beneficiaries entitled to enforce the provisions of Section 5.14(a) of this Agreement.

Section 8.11  Entire Agreement.   This Agreement, including any exhibits or schedules hereto, and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

Section 8.12  Counterparts; Fax Signatures; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transactions contemplated hereby contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(Remainder of page intentionally blank; signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

By:	/s/ Mark F. Muething
Name: Mark F. Muething

Title:	Executive Vice President

PROJECT GARDEN ACQUISITION INC.

By:	/s/ Mark F. Muething
Name: Mark F. Muething

Title:	President

CERES GROUP, INC.

By:	/s/ Thomas J. Kilian
Name: Thomas J. Kilian

Title:	President and Chief Executive Officer

APPENDIX B

[LETTERHEAD OF UBS SECURITIES LLC]

May 1, 2006

The Board of Directors
The Special Committee of the Board of Directors
Ceres Group, Inc.
17800 Royalton Road
Strongsville, Ohio 44136

Dear Members of the Board and the Special Committee:

We understand that Ceres Group, Inc., a Delaware corporation (“Ceres”), is considering a transaction whereby Project Garden Acquisition Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Great American Financial Resources, Inc., a Delaware corporation (“GAFRI”), will merge with and into Ceres (the “Transaction”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of May 1, 2006 (the “Merger Agreement”), among GAFRI, Merger Sub and Ceres, each outstanding share of the common stock, par value $0.001 per share, of Ceres (“Ceres Common Stock”) will be converted into the right to receive $6.13 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to holders of Ceres Common Stock of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to Ceres in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS has provided investment banking services to GAFRI and its affiliate, American Financial Group, Inc. (“AFG”), unrelated to the proposed Transaction, for which UBS has received compensation. In addition, an affiliate of UBS currently is a lender under an existing credit facility of AFG, for which services such affiliate has received and is expected to receive compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Ceres, GAFRI and/or certain affiliates of GAFRI and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to Ceres or Ceres’ underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder of Ceres as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that (i) Ceres, GAFRI and Merger Sub will comply with all material terms of the Merger Agreement and (ii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Ceres or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Ceres, including publicly available financial forecasts for fiscal years 2006 and 2007; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Ceres that were provided to us by the management of Ceres and not publicly available, including financial forecasts and estimates for fiscal years 2006 and 2007 prepared by the management of Ceres; (iii) conducted discussions with members of the senior management of Ceres concerning the businesses and financial prospects of Ceres; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and

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May 1, 2006

historical market prices of Ceres Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we contacted third parties to solicit indications of interest in a possible business combination with Ceres and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Ceres, nor have we been furnished with any such evaluation or appraisal (other than a third party actuarial appraisal of Ceres prepared by a consultant to Ceres). We are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. We have not relied on any actuarial valuation or appraisal of Ceres for purposes of our opinion, nor are we expressing any views as to matters relating to the reserves of Ceres, including, without limitation, the adequacy of such reserves. With respect to the financial forecasts and estimates prepared by the management of Ceres referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ceres as to the future performance of Ceres. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Ceres Common Stock in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors and the Special Committee in connection with, and for the purpose of, their evaluation of the Transaction.

Very truly yours,

/s/  UBS Securities LLC
UBS SECURITIES LLC

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APPENDIX C

[LETTERHEAD OF COCHRAN CARONIA WALLER LLC]

May 1, 2006

Board of Directors of Ceres Group, Inc.
Special Committee of the Board of Directors of Ceres Group, Inc.
17800 Royalton Road
Strongsville, Ohio 44136

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock of Ceres Group, Inc. (“Ceres”) of the Merger Consideration (as defined below) proposed to be paid pursuant to the Agreement and Plan of Merger, dated as of May 1, 2006, among Great American Financial Resources, Inc. (“Great American”), Project Garden Acquisition Inc., a wholly owned subsidiary of Great American (“Merger Sub”), and Ceres (the “Merger Agreement”).

Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Ceres will be merged into Merger Sub (the “Merger”) and each outstanding share of the common stock, $0.001 par value per share, of Ceres (“Ceres Common Stock”) will be converted into the right to receive $6.13 in cash (the “Merger Consideration”) upon consummation of the Merger. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement; (b) certain audited historical financial statements of Ceres for the three years ended December 31, 2005; (c) certain internal business, operating and financial information of Ceres provided by the management of Ceres, including financial forecasts of Ceres for the years ended December 31, 2006 and December 31, 2007 prepared by the senior management of Ceres (the “Forecasts”), and a third party actuarial appraisal of Ceres prepared by a consultant to Ceres (the “Third Party Actuarial Appraisal”); (d) information regarding publicly available financial terms of certain transactions primarily related to the health insurance industry; (e) certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Ceres; (f) current and historical market prices and trading volumes of Ceres Common Stock; and (g) certain other publicly available information on Ceres, including publicly available financial forecasts for the years ended December 31, 2006 and December 31, 2007. We also have held discussions with members of the senior management of Ceres to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of Ceres.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion. We are not actuaries and our services did not include any actuarial determinations or evaluations by us or any attempt to evaluate any actuarial estimates provided to us or any assumptions on which they were based. We have not relied on the Third Party Actuarial Appraisal or any other actuarial valuation or appraisal of Ceres for purposes of our opinion. We have not made or, with the exception of the Third Party Actuarial Appraisal, obtained an independent valuation or appraisal of the assets, liabilities or solvency of Ceres. In addition, we did not make an independent evaluation of, and express no view as to, the adequacy of the reserves of Ceres nor have we reviewed any individual insurance claims files or contracts relating to Ceres.

We have been advised by the management of Ceres, and have assumed, that the Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ceres as to

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Board of Directors of Ceres Group, Inc.
Special Committee of the Board of Directors of Ceres Group, Inc.
May 1, 2006

the future financial performance of Ceres. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based.

Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to Ceres and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions.

We have acted as a financial advisor to Ceres in connection with the Merger and will receive a fee for our services, a portion of which will be payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Ceres has agreed to indemnify us against certain liabilities arising out of our engagement. We have provided certain investment banking services to Ceres from time to time unrelated to the Merger, including acting as financial advisor to Ceres on the sale of its subsidiary, Pyramid Life Insurance Company, in 2003, for which services we have received compensation. In the ordinary course of our business as a broker-dealer, we may actively trade securities of Ceres and Great American and certain of its affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors and the Special Committee of the Board of Directors of Ceres in connection with their consideration of the Merger. Our opinion is limited to the fairness, from a financial point of view, to the holders of Ceres Common Stock of the Merger Consideration provided for in the Merger, and we do not address the underlying decision by Ceres to engage in the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for Ceres or other transactions that could be effected by Ceres. This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or any other action to be taken by such stockholder on the proposed Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Ceres Common Stock.

Very truly yours,

/s/  Cochran Caronia Waller LLC
Cochran Caronia Waller LLC

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APPENDIX D

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[This Page Intentionally Left Blank.]

CERES Group, Inc.
c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. To determine whether you are eligible to vote by telephone or over the Internet, please refer to the proxy form you received from your broker.
ê Please fold and detach card at perforation before mailing. ê
CERES GROUP, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR A SPECIAL MEETING OF STOCKHOLDERS
The undersigned hereby constitutes and appoints David I. Vickers and Kathleen L. Mesel, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of Ceres Group, Inc. to be held at 17800 Royalton Road, Cleveland, Ohio 44136 on [___], [____ __], 2006 at 9:00 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

Dated: , 2006

Signature

Signature

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

ê Please fold and detach card at perforation before mailing. ê
CERES GROUP, INC.
PROXY
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
THE BOARD RECOMMENDS A VOTE “FOR” BOTH PROPOSALS.

1.	Approve the Agreement and Plan of Merger, dated as of May 1, 2006, as amended, by and among Great American Financial Resources, Inc., Project Garden Acquisition Inc. and Ceres Group, Inc.	☐	For	☐	Against	☐	Abstain
2.	Adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger, as amended.	☐	For	☐	Against	☐	Abstain
3.	In their discretion, the proxies named above are authorized to vote upon such other business as may properly come before the meeting.
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.